Exhibit 10.1




                            OPERATING AGREEMENT
                                    FOR
                       PLAYBOY TV INTERNATIONAL, LLC
                    A DELAWARE LIMITED LIABILITY COMPANY
















Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks ("***"), and the omitted text has been filed separately with the Securities and Exchange Commission.



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                                    TABLE OF CONTENTS


                                                                                    Page


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ARTICLE 1
DEFINITIONS...........................................................................1

ARTICLE 2
ORGANIZATIONAL MATTERS...............................................................10
2.1      Formation...................................................................10
2.2      Name........................................................................10
2.3      Term........................................................................10
2.4      Office and Agent............................................................10
2.5      Addresses of the Members, the Managers, and the Directors...................10
2.6      Purpose of Company..........................................................11

ARTICLE 3
CAPITAL CONTRIBUTIONS................................................................11
3.1      Initial Capital Contribution................................................11
3.2      Additional Capital Contributions............................................11
3.3      Mandatory Additional Capital Contributions..................................11
         3.3.1    Equity Contributions...............................................11
         3.3.2    Funding Contributions..............................................11
3.4      Failure to Make Mandatory Additional Capital Contributions..................12
         3.4.1    Notice ............................................................12
         3.4.2    Remedies...........................................................12
         3.4.3    Other Effects......................................................14
         3.4.4    Remedies Reasonable................................................15
         3.4.5    No Waiver..........................................................15
3.5      Optional Additional Capital Contributions...................................15
3.6      Capital Accounts............................................................15
3.7      No Interest.................................................................15

ARTICLE 4
ALLOCATIONS OF NET INCOME AND NET LOSSES AND DISTRIBUTIONS...........................15
4.1      Allocations of Net Income and Net Loss......................................15
4.2      Distribution of Distributable Cash by the Company...........................16
4.3      Form of Distribution........................................................16
4.4      Restriction on Distributions................................................16
         4.4.1    Restriction.  .....................................................16
         4.4.2    Method of Determination.  .........................................16
         4.4.3    Personal Liability.  ..............................................16
4.5      Return of Distributions.....................................................16

ARTICLE 5
MANAGEMENT AND CONTROL OF THE COMPANY................................................17
5.1      Managers and the Management Committee.......................................17
         5.1.1    Managers...........................................................17
         5.1.2    General Scope of Authority.........................................17
         5.1.3    Voting ............................................................17
         5.1.4    Veto Right.........................................................17
5.2      Members of the Management Committee; Appointment and Removal................19
5.3      Matters Determined by Independent Directors.................................20
5.4      Meetings of the Management Committee........................................20
5.5      Delegation of Authority; President and Other Officers.......................21
         5.5.1    General Power to Delegate Authority................................21
         5.5.2    The President......................................................21
         5.5.3    Duties of the President............................................21
         5.5.4    Additional Officers................................................22
         5.5.5    Officers Serve at the Pleasure of the Management
                    Committee........................................................22
5.6      Interested Party Transactions...............................................22
         5.6.1    Approval...........................................................22
         5.6.2    Termination and Remedies...........................................22
5.7      Performance of Duties; Liability of Managers; Liability of Directors........23
5.8      Offices and Facilities; Staff...............................................23
         5.8.1    Facilities/Company Location........................................23
5.9      Insurance. .................................................................23

ARTICLE 6
BUSINESS PLANS AND ANNUAL BUDGETS; OPERATION OF COMPANY..............................24
6.1      The Business Plan...........................................................24
         6.1.1    The First Business Plan............................................24
         6.1.2    Additions to Business Plan.........................................24
6.2      Annual Budgets..............................................................24
6.3      Carryover Plan or Budget....................................................25
6.4      Operation of Company........................................................25
         6.4.1    Operations During Transition Period.  .............................25
         6.4.2    Absorption of Existing Channels.  .................................25
         6.4.3    German Venture Expenses.  .........................................25
         6.4.4    Services Provided by PEGI.  .......................................25
         6.4.5    Creation of Local Ventures and Provision for Local Partners. ......26
         6.4.6    Supplemental Programs.  ...........................................26
         6.4.7    Playboy TV Lite....................................................27
         6.4.8    Venus and Spice Hot.  .............................................27
         6.4.9    U.S. Activities....................................................28
6.4.10   Certain Tax Matters.........................................................28

ARTICLE 7
RIGHTS ACQUISITION FEE...............................................................28
7.1      Rights Acquisition Fee. ....................................................28
         7.1.1    Payment of Fee.   .................................................28
         7.1.2    Allocation of Fee.  ...............................................29
7.2      Purchase of U.K. Venture, Japan Venture and Danish Companies................29

ARTICLE 8
MEMBERS..............................................................................30
8.1      Limited Liability...........................................................30
8.2      Admission of Additional Members.............................................30
8.3      Withdrawals or Resignations.................................................30
8.4      Termination of Membership Interest..........................................30
8.5      Remuneration To Members.  ..................................................30
8.6      Members Are Not Agents; No Management Authority.............................31
8.7      Meetings of Members.........................................................31
         8.7.1    Power to Call Meetings.............................................31

ARTICLE 9
TRANSFER AND ASSIGNMENT OF INTERESTS.................................................31
9.1      Transfer of Membership Interests............................................31
9.2      Change of Control...........................................................32
         9.2.1    Changes in General.................................................32
         9.2.2    VSI.   ............................................................32
         9.2.3    PEI/PEGI...........................................................32
         9.2.4    Initial Public Offering............................................33
9.3      Substitution of Members.....................................................33
9.4      Effective Date of Permitted Transfers.......................................33
9.5      Rights of Legal Representatives.............................................33
9.6      PEGI Buy-up Option..........................................................33
         9.6.1    Option Expiration Date. ...........................................34
         9.6.2    Exercise of Buy-up Option..........................................34

ARTICLE 10
CONSEQUENCES OF DISSOLUTION..........................................................35
10.1     Disassociation Event........................................................35
         10.1.1   Purchase Price    .................................................35
         10.1.2   Notice of Intent to Purchase.......................................35
         10.1.3   Election to Purchase Less Than All of the Former Member's
                    Interest.........................................................35
         10.1.4   Payment of Purchase Price..........................................35
         10.1.5   Closing of Purchase of Former Member's Interest....................36
         10.1.6   Purchase Terms Varied by Agreement.................................36
10.2     Bankruptcy..................................................................36

ARTICLE 11
ACCOUNTING, RECORDS, REPORTING BY MEMBERS............................................36
11.1     Books and Records...........................................................36
11.2     Delivery to Members and Inspection..........................................37
         11.2.1   Delivery Upon Request.  ...........................................37
         11.2.2   Inspection        .................................................37
         11.2.3   Authorized Persons.................................................37
11.3     Periodic Statements.........................................................38
         11.3.1   Monthly Report    .................................................38
         11.3.2   Annual Report     .................................................38
         11.3.3   Tax Information.  .................................................38
11.4     Financial and Other Information.............................................38
11.5     Filings.   .................................................................38
11.6     Bank Accounts...............................................................38
11.7     Accounting Decisions and Reliance on Others. ...............................39
11.8     Tax Matters for the Company Handled by Management Committee
           and Tax Matters Member....................................................39

ARTICLE 12
DISSOLUTION AND WINDING UP...........................................................39
12.1     Term.      .................................................................39
12.2     Dissolution Events..........................................................39
12.3     Effect of Dissolution.......................................................40
12.4     Dissolution.................................................................41
12.5     Certificate of Dissolution..................................................41
12.6     Winding Up..................................................................41
12.7     Distributions in Kind.......................................................41
12.8     Order of Payment of Liabilities Upon Dissolution............................42
         12.8.1   Distributions to Members...........................................42
         12.8.2   Payment of Debts  .................................................42
12.9     Certificate of Cancellation.................................................42
12.10    No Action for Dissolution...................................................43

ARTICLE 13
INDEMNIFICATION AND INSURANCE........................................................43
13.1     Indemnification of Agents. .................................................43
13.2     Insurance  .................................................................43

ARTICLE 14
NONCOMPETITION.......................................................................44
14.1     Non-competition.............................................................44
14.2     Separate Covenants..........................................................44
14.3     Injunctive Relief...........................................................44
14.4     Outside Businesses.  .......................................................44

ARTICLE 15
MEMBER REPRESENTATIONS AND WARRANTIES................................................45
15.1     Representations and Warranties by Each Member...............................45
         15.1.1   Experience        .................................................45
         15.1.2   No Advertising    .................................................45
         15.1.3   Investment Intent .................................................45
         15.1.4   Purpose of Entity..................................................45
         15.1.5   Economic Risk     .................................................45
         15.1.6   No Registration of Membership Interest.............................45
         15.1.7   Membership Interest in Restricted Security.........................45
         15.1.8   No Obligation to Register..........................................46
         15.1.9   No Disposition in Violation of Law.................................46
         15.1.10  Investment Risk   .................................................46
         15.1.11  Restrictions on Transferability....................................46
         15.1.12  Information Reviewed...............................................46
         15.1.13  No Representations By Company......................................46
         15.1.14  Consultation with Attorney.........................................46
         15.1.15  Tax Consequences  .................................................47
         15.1.16  No Assurance of Tax Benefits.......................................47
15.2     VSI Representations and Warranties.  .......................................47
15.3     PEGI Representations and Warranties.  ......................................47
15.4     Indemnity  .................................................................48

ARTICLE 16
DISPUTE RESOLUTION...................................................................48
16.1      Alternative Dispute Resolution.  ..........................................48
16.2     Notification and Negotiation.  .............................................48
16.3     Mediation.  ................................................................49
16.4     Arbitration.  ..............................................................49
16.5     Damages.   .................................................................49
16.6     Statute of Limitations.  ...................................................49
16.7     Confidential Negotiations.  ................................................49
16.8     Service of Process.  .......................................................49
16.9     Additional Arbitration Provisions.  ........................................50

ARTICLE 17
MISCELLANEOUS........................................................................50
17.1     Superseding Agreements......................................................50
17.2     Documents and Acts..........................................................50
17.3     Time is of the Essence......................................................50
17.4     Remedies Cumulative.........................................................50
17.5     Currency; Payments..........................................................50
17.6     Governing Law...............................................................51
17.7     Assignment; No Third Party Beneficiary......................................51
17.8     Agreement Negotiated........................................................51
17.9     Waivers, Remedies Cumulative, Amendments, etc...............................51
17.10    Notices    .................................................................52
17.11    Public Announcements........................................................53
17.12    Survival   .................................................................53


EXHIBIT A

CAPITAL CONTRIBUTION AND ADDRESSES OF MEMBERS
AS OF AUGUST 31, 1999................................................................A-1

EXHIBIT B

TAX ALLOCATIONS......................................................................B-1

EXHIBIT C

SCHEDULE OF MANDATORY ADDITIONAL CAPITAL CONTRIBUTIONS...............................C-1

EXHIBIT D

BUSINESS PLAN........................................................................D-1

EXHIBIT E

APPRAISED FAIR MARKET VALUE PROCEDURE................................................E-1

EXHIBIT F

ROLL-UP PROCEDURE....................................................................F-1

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                            OPERATING AGREEMENT
                                    FOR
                       PLAYBOY TV INTERNATIONAL, LLC
                    A DELAWARE LIMITED LIABILITY COMPANY

         This Operating Agreement is made and entered into on August 31, 1999 by and between Playboy Entertainment Group, Inc., a Delaware corporation ("PEGI"), and Victoria Springs Investments Ltd., a British Virgin Islands corporation ("VSI"), with reference to the following facts:

         A. The parties have formed Playboy TV International, LLC, a limited liability company under the laws of the State of Delaware.

         B. The parties desire to adopt and approve an operating agreement for the Company.

         NOW, THEREFORE, the parties by this Agreement set forth the operating agreement for the Company under the laws of the State of Delaware upon the terms and subject to the conditions of this Agreement.

                                 ARTICLE 1
                                DEFINITIONS

         When used in this Agreement, the following terms will have the meanings set forth below:

         "Acquired Interests" has the meaning set forth in Section 7.2.

         "Act" means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

         "Adult-Oriented" means, with respect to a Service or program, that such Service or program is erotic in nature and features nudity.

         "Affiliate" means any Person, directly or indirectly through one or more intermediaries, controlling of, controlled by, or under common control with the specified Person. The term "control" (and "controlled" and "controlling," respectively), as used in the immediately preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified Person (whether by the holding of shares or other equity interests, the possession of voting or contract rights or otherwise).

         "After Tax Basis" means a basis such that any payment (the "Original Payment") received or deemed to have been received by a Person (the "recipient") will be supplemented by a further payment to the recipient so that the sum of the two payments will equal the Original Payment, after taking into account (x) all taxes that would result from the receipt or accrual of such payments, if legally required, and (y) any reduction in taxes that would result from the deduction of the expense indemnified against, if legally permissible. In the event that the expense indemnified against is used to reduce taxes by way of amortization or depreciation, payments made on an After Tax Basis will be refunded in each taxable year of the recipient in which such expense is deductible in an amount equal to the sum of (i) the tax savings attributable to such deduction plus (ii) any reduction in taxes that would result from the deduction of any amounts described in clause (i) as increased hereby. All payments hereunder will be calculated on the assumptions that the recipient was subject to tax at the highest marginal rates of tax applicable to such class of taxpayer and that it could benefit from the deduction of any expense at such rate of tax. In the event that a taxing authority will treat any indemnification payment as not includible in gross income or disallow any deduction taken into account hereunder, the indemnification will be recomputed and further payments or refunds made.

         "Agent" has the meaning set forth in Section 13.1.

         "Agreement" means this Operating Agreement, as originally executed and as amended from time to time in accordance with the terms hereof.

         "Agreement Outline" means that certain "Playboy TV International, LLC Agreement Outline" entered into by and among PEII, PEGI and Bloomfield, dated as of December 16, 1998, as amended.

         "Annual Budget" has the meaning set forth in Section 6.2.

         "Bankruptcy" with respect to a Member means: (a) the filing of an application by a Member for, or such Member's consent to, the appointment of a trustee, receiver, or custodian of such Member's other assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the Person appointed are dismissed within ninety (90) days; or (e) the failure by a Member generally to pay such Member's debts as the debts become due within the meaning of
Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of such Member's inability to pay its debts as they become due.

         "Bloomfield" means Bloomfield Mercantile, Inc., a Panamanian company and the assignor of its rights under the Agreement Outline to VSI.

         "Business Plan" has the meaning set forth in Section 6.1.

         "Capital Account" means with respect to any Member the capital account that the Company establishes and maintains for such Member pursuant to Section 3.6 and Article 1 of Exhibit B.

         "Capital Contribution" means the total value of cash and fair market value of property (including promissory notes or other obligation to contribute cash or property) contributed and/or services rendered or to be rendered to the Company by Members.

         "Certificate" means the Certificate of Formation for the Company originally filed with the Delaware Secretary of State and as amended from time to time.

         "Channels" mean the television channels operated by the Company or its subsidiaries, now or in the future (each, a "Channel").

         "Claim" has the meaning set forth in Section 15.2.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.

         "Company" means Playboy TV International, LLC, a Delaware limited liability company.

         "Corporate Income Taxes" means, with respect to any entity, such entity's United States Federal and State income taxes and franchise taxes (however denominated) based on such entity's actual net earnings or any similar taxes (however denominated) payable by such entity to any jurisdiction based on such entity's actual net earnings, it being agreed that any taxes (however denominated) required to be withheld by any jurisdiction in order to permit the remittance of monies from any such jurisdiction will not be deemed to be a tax based on the actual net earnings of such entity.

         "Corporations Code" means the Delaware General Corporation Law, as amended from time to time, and the provisions of any succeeding law.

         "Danish Companies" means SEI 2 and SEI 3.

         "Defaulting Member" has the meaning set forth in Section 3.4.1.

         "Director" has the meaning set forth in Section 5.2.1.

         "Disassociation Event" means, with respect to any Member, the Bankruptcy or dissolution of such Member.

         "Dissolution Event" has the meaning set forth in Section 12.2.

         "Distributable Cash" means the amount of cash that the Management Committee deems available for distribution to the Members, taking into account all debts, liabilities and obligations of the Company then due and amounts that the Management Committee deems necessary to place into reserves for customary and usual claims with respect to the Company's business and for future operating needs of the Company.

         "Due Diligence" means the right granted to Bloomfield in the Agreement Outline to investigate matters relevant to the transactions contemplated in the Agreement Outline.

         "Economic Interest" means a Member's share of one or more of the Company's Net Income, Net Losses, and distributions of the Company's assets pursuant to this Agreement and the Act, but will not include any other rights of a Member, including, but not limited to, the right to vote or participate in the management, or except as provided in Section 18-305 of the Act, any right to information concerning the business and affairs, of the Company.

         "Equity Matching Right" has the meaning set forth in Section
9.2.3.

         "Existing Channel Entities" has the meaning set forth in Section
6.4.2.

         "Existing Library Programs" has the meaning set forth in the Program Supply Agreement.

         "Fair Market Value" with respect to the Company or to any asset means the value determined pursuant to Exhibit E.

         "Final First Business Plan" has the meaning set forth in Section
6.1.1.

         "Fiscal Year" means the Company's fiscal year, which will be the calendar year.

         "Former Member" has the meaning set forth in Section 10.1.

         "Former Member's Interest" has the meaning set forth in Section
10.1.

         "Founders' Price" as of a specified date means, with respect to the price per 1% Percentage Interest, an amount equal to the sum of PEGI's and VSI's Capital Contributions through and including such date, divided by 100.

         "Funding Date" means the date which is ten (10) business days after this Agreement is executed.

         "Funding Side Letter" means the letter agreement of even date herewith among PEGI, VSI, PTVI, PTVLA, the German Venture and White Oak Enterprises Ltd. relating to the payment of amounts with respect to programming and trademark license fees relating to PTVLA, the German Venture and White Oak Enterprises Ltd. for periods ending on June 30, 1999 and amounts advanced to the U.K. Venture after July 1, 1999 and loaned to the U.K. Venture before March 31, 1999.

         "German Venture" means Playboy TV - GmbH Germany.

         "Guaranty" means the Guaranty by Hampstead of the obligations hereunder of VSI, executed concurrently herewith.

         "Hampstead" means Hampstead Management Company Ltd., a British Virgin Islands corporation.

         "Imagen" means Imagen Satelital, S.A., a corporation formed under the laws of Argentina.

         "Indemnified Parties" has the meaning set forth in Section 15.2.

         "Indemnifying Party" has the meaning set forth in Section 15.2.

         "Independent Directors" has the meaning set forth in Section
5.2.1.

         "Japan Venture" means The Playboy Channel Japan, Inc., a Japanese corporation.

         "Licensor" means the licensor under either the Program Supply Agreement or under the Trademark License Agreement, as the context dictates.

         "Lifford" means Lifford International Co. Ltd., an International business company incorporated under the laws of the British Virgin Islands.

         "Local Partner" has the meaning set forth in Section 6.4.5.

         "Majority Interest" means Percentage Interests of one or more Members that taken together exceed fifty percent (50%) of the aggregate of all Percentage Interests.

         "Management Committee" has the meaning set forth in Section 5.1.1.

         "Managers" means the Managers of the Company pursuant to Section 18-402 of the Act.

         "Mandatory Additional Capital Contributions" has the meaning set forth in Section 3.3.2.

         "Mandatory Additional Cash Contribution" has the meaning set forth in Section 3.3.2.

         "Mandatory Additional Equity Contributions" has the meaning set forth in Section 3.3.1.

         "Matching Right" has the meaning set forth in Section 9.1.2.

         "Member" means each Person who (a) is an initial signatory to this Agreement or has been admitted to the Company as a Member in accordance with this Agreement and (b) has not resigned, withdrawn, been expelled or dissolved.

         "Membership Interest" means a Member's entire interest in the Company including the Member's Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

         "Memorandum of Agreement" means that certain Memorandum of Agreement entered into by and between PEGI and Tohokushinsha Film
Corporation dated as of July 31, 1995, as amended.

         "Net Income" and "Net Losses" have the meanings set forth in
Article 2 of Exhibit B hereto.

         "New Venus" has the meaning set forth in Section 6.4.8(a).

         "New Venus Territory" means Mexico and each country comprising Central America, South America and the Caribbean Basin. "Caribbean Basin" means the following territories, and specifically excludes Guadeloupe, Martinique, and The Netherlands Antilles: Anguilla, Antigua and Barbuda, Aruba, Barbados, Bermuda, The British Virgin Islands, The Cayman Islands, Cuba, Dominica, Dominican Republic, Grenada, Haiti, Jamaica, Montserrat, Puerto Rico, St. Kitts & Nevis, St. Lucia, St. Vincent and the Grenadines, Trinidad and Tobago, and the Turks, Caicos Islands, and the U.S. Virgin Islands.

         "Non-Independent Director" means any Director who is not an Independent Director

         "Offered Asset" has the meaning set forth in Section 9.2.3.

         "Offered Interest" has the meaning set forth in Section 9.1.1.

         "Offered Terms" has the meaning set forth in Section 9.1.2.

         "Option Expiration Date" has the meaning set forth in Section
9.6.1.

         "Option Percentage" has the meaning set forth in Section 9.6.

         "Optional Additional Capital Contribution" has the meaning set forth in Section 3.5.

         "PEGI" means Playboy Entertainment Group, Inc., a Delaware corporation.

         "PEGI Directors" has the meaning set forth in Section 5.2.1.

         "PEGI Parent" has the meaning set forth in Section 9.2.3.

         "PEI" means Playboy Enterprises, Inc., a Delaware corporation and the ultimate parent corporation of PEGI.

         "PEII" means Playboy Enterprises International, Inc., a Delaware corporation and the direct parent corporation of PEGI.

         "Percentage Interest" means the percentage of a Member set forth opposite the name of such Member under the column "Member's Percentage Interest" in Exhibit A hereto, as such percentage may be adjusted from time to time pursuant to the terms of this Agreement.

         "Person" means an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust, association or any other entity.

         "Playboy TV Lite" has the meaning set forth in Section 6.4.7.

         "President" means the President of the Company from time to time.

         "Program Supply Agreement" means the Program Supply Agreement between PEGI and the Company, executed concurrently herewith.

         "Proposed Partner" has the meaning set forth in Section 6.4.5(a).

         "Proposed Terms" has the meaning set forth in Section 9.2.3.

         "PTVH" means Playboy TV Holdings, LLC, a California limited liability company.

         "PTVLA" means Playboy TV-Latin America, LLC, a California limited liability company.

         "PTVLA/I" has the meaning set forth in Section 3.3.1.

         "PTV U.S." means PTV U.S., LLC, a Delaware limited liability company.

         "Reference Rate" means the reference rate as set forth from time to time by BankAmerica.

         "Related Documents" means this Agreement, the Trademark License Agreement, the Program Supply Agreement, the Stock Purchase Agreements, and the Guaranty.

         "Release" means the Termination of Guaranty by and among PEI, PEGI, PTVLA and Venevision International, Inc., a Florida corporation, executed concurrently herewith.

         "Remaining Members" has the meaning set forth in Section 10.1.

         "Remediable Breach" has the meaning set forth in Section
12.2.2(b).

         "Rights Acquisition Fee" has the meaning set forth in Section
7.1.1.

         "Securities Act" has the meaning set forth in Section 15.1.6.

         "SEI 2" means SEI 2 ApS, a company formed under the laws of Denmark.

         "SEI 3" means SEI 3 ApS, a company formed under the laws of Denmark.

         "Selling Member" has the meaning set forth in Section 9.1.2.

         "Services" means the operation of television channels under the brand names "Playboy," "Spice" and "AdulTVision" (and variations thereof permitted under the Trademark License Agreement) in the Territory.

         "Share Purchase Agreement" means that certain Share Purchase Agreement dated as of November 26, 1998, by and among Playboy TV
U.K./Benelux Limited, PEGI, PEI, Continental Shelf 16 Limited, Flextech
(1992) Limited, British Sky Limited and Sky Ventures Limited, as amended.

         "Southern Cone" means the countries of Argentina, Chile, Peru, Bolivia, Paraguay, Uruguay and their territories and possessions.

         "Stock Purchase Agreements" means, collectively, (i) the Stock Purchase Agreement entered into by and between PEGI and the Company as of the date hereof for the purchase of PEGI's interest in the U.K. Venture
(ii) the Stock Purchase Agreement entered into by and between PEGI and the Company as of the date hereof for the purchase of PEGI's interest in the Japan Venture; (iii) the Stock Purchase Agreement entered into by and between PEGI and the Company for the purchase of PEGI's interest in SEI 2; and (iv) the Stock Purchase Agreement entered into by and between PEGI and the Company for the purchase of PEGI's interest in SEI 3.

         "Supplemental Programs" has the meaning set forth in Section
6.4.6.

         "Tax Matters Member" means VSI or such Member's successor as designated pursuant to Section 11.8.

         "Term" has the meaning set forth in Section 12.1.

         "Territory" means the World, except for the United States and Canada and their territories and possessions. For certain programs, the Territory will exclude Bermuda, as set forth in the Program Supply Agreement.

         "Third Party Buyer" has the meaning set forth in Section 9.1.2.

         "Trademark License Agreement" means the Trademark License Agreement, to be executed concurrently herewith, between PEII and the Company relating to the license of certain trademarks.

         "Transfer" has the meaning set forth in Section 9.1.1.

         "Transition Period" has the meaning set forth in Section 6.4.1.

         "Treasury Regulations" has the meaning set forth in Exhibit B.

         "Troy" means Troy Limited, a Bahamian company.

         "U.K. Venture" means Home Video Channel Limited and its subsidiary Playboy TV U.K./Benelux, Limited, each a company organized under the laws of England and Wales.

         "US Distribution Agreement" means that certain Distribution Agreement to be entered into between PEGI and PTV U.S.

         "U.S. Taxable Activity" has the meaning set forth in Section
6.4.9.

         "Venus" means that certain Adult-Oriented television programming service owned and operated by Imagen, primarily in Argentina.

         "VSI Directors" has the meaning set forth in Section 5.2.1.

         "Walk Away Notice" means that certain letter from Cisneros Television Group (on behalf of Bloomfield) to PEGI dated February 12, 1999, in which Bloomfield exercised its Walk Away Right, as defined in the Agreement Outline.

         "Wallpaper" has the meaning set forth in the Program Supply
Agreement.

         "Year 1" means the 12-month period commencing on the Funding Date; "Year 2" means the 12-month period commencing on the first anniversary of the Funding Date; and subsequent years will be identified in analogous fashion.

                                 ARTICLE 2
                           ORGANIZATIONAL MATTERS

         2.1 Formation. Pursuant to the Act, the Members formed a limited liability company under the laws of the State of Delaware by causing Christine Tuthill, an authorized person, to file the Certificate with the Delaware Secretary of State. The Members ratify and confirm the filing the Certificate. The rights and liabilities of the Members will be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement will, to the extent permitted by the Act, control.

         2.2 Name. The name of the Company will be "Playboy TV International, LLC." The business of the Company may be conducted under such name or, upon compliance with applicable laws, any other name determined by the Management Committee. The President or another designated officer of the Company will file any fictitious name certificates and similar filings, and any amendments thereto, that the Management Committee considers appropriate or advisable. Notwithstanding the foregoing, if PEGI is no longer a Member, at PEGI's request the Certificate will be amended to change the name of the Company to a name that does not contain or utilize any trademarks licensed under the Trademark License Agreement or any confusingly similar designation or mark.

         2.3 Term. The term of this Agreement will be co-terminus with the period of duration of the Company provided in the Certificate, unless extended or sooner terminated as hereinafter provided.

         2.4 Office and Agent. The Company will continuously maintain an office and registered agent in the State of Delaware as required by the Act. The principal office of the Company will be as set forth in Section
5.9.1 or such other location as the Management Committee may determine. The Company also may have such offices, anywhere within and without the State of Delaware, as the Management Committee from time to time may determine, or the business of the Company may require. The registered agent will be as stated in the Certificate or as otherwise determined by the Management Committee.

         2.5 Addresses of the Members, the Managers, and the Directors. The respective addresses of the Members are set forth on Exhibit A, which exhibit will be modified from time to time to reflect changes therein. The respective addresses of the Managers and the Directors will be maintained in the books of the Company and made available to any Member, on request.

         2.6 Purpose of Company. The purpose of the Company is to engage in any lawful activity for which a limited liability company may be organized under the Act. Notwithstanding the foregoing, without the majority approval of the Management Committee (and subject to the veto rights of the VSI Directors and the PEGI Directors under Section 5.1.3), the Company will not engage in any business other than the business of (i) owning, operating and distributing the Services in the Territory, (ii) licensing programming to third parties; and (iii) and such other activities which are ancillary and related thereto as may be necessary, advisable, or appropriate in the reasonable opinion of the Management Committee, to further the foregoing business, including but not limited to the promotion of the Services and related marketing, distribution and advertising activities.

                                 ARTICLE 3
                           CAPITAL CONTRIBUTIONS

         3.1 Initial Capital Contribution. On the Funding Date, each Member will contribute such amount as is set forth on Exhibit A as its initial Capital Contribution to be paid on such date. Both VSI's and PEGI's initial Capital Contributions will be made in cash. Exhibit A will be further revised from time to time to reflect any additional contributions made in accordance with this Agreement.

         3.2 Additional Capital Contributions. Except as specifically provided in Section 3.3, no Member will be required to make any additional Capital Contributions.

         3.3 Mandatory Additional Capital Contributions.

               3.3.1 Equity Contributions. VSI will use its reasonable best efforts to acquire Lifford's interest in PTVLA and Bloomfield's interest in the German Venture as soon as reasonably practicable. Promptly after the date of such acquisitions, both VSI and PEGI will contribute to the Company their equity interests (or those interests belonging to PEGI Affiliates or VSI Affiliates) in PTVLA and the German Venture at book value (the "Mandatory Additional Equity Contributions"); provided, however, that VSI will, until the effective date of the merger of PTVLA into Playboy TV-Latin America/Iberia, LLC, a Delaware limited liability company ("PTVLA/I"), retain a 1% membership interest in PTVLA. As of the effective date of such merger, VSI will contribute such 1% membership interest in PTVLA/I to the Company.

               3.3.2 Funding Contributions. If necessary to cover the deficits of the Company, each Member will contribute additional capital pro rata in accordance with their respective Percentage Interests, with such capital calls subject to the aggregate maximum (including the initial Capital Contributions described in Section 3.1) of One Hundred Million Dollars ($100,000,000) (each, a "Mandatory Additional Cash Contribution"; and, together with the Mandatory Additional Equity Contributions, the "Mandatory Additional Capital Contributions"). A schedule of anticipated Mandatory Additional Cash Contributions for the first eight (8) quarters of the Company's operation, which contributions are expected to occur quarterly at the beginning of each quarter, will be attached hereto as Exhibit C upon completion of the Final First Business Plan. Subsequent Mandatory Additional Cash Contributions will be made as set forth in the Business Plan, as in effect from time to time. The Company will give written notice to each Member of each Mandatory Additional Capital Contribution at least fifteen (15) business days prior to the date due, stating the amount owed by each Member and the date on which such amount is due.

         3.4 Failure to Make Mandatory Additional Capital Contributions.

               3.4.1 Notice. If a Member does not timely contribute a Mandatory Additional Capital Contribution when required, that Member will be in default under this Agreement (a "Defaulting Member"). In such event, the Company will send the Defaulting Member written notice of such default, giving the Defaulting Member fifteen (15) days from the date such notice is given to contribute the entire amount of the Mandatory Additional Capital Contribution.

               3.4.2 Remedies. If the Defaulting Member does not contribute the Mandatory Additional Capital Contribution to the Company within the periods set forth below, the Management Committee, acting for all purposes of this Section 3.4.2 without the vote of the Directors appointed by the Defaulting Member, (i.e., acting by a Majority Interest of the members of the Management Committee appointed by the non-Defaulting Members) may elect any one or more of the remedies set forth below. Notwithstanding the foregoing, in no event will the Management Committee be entitled to elect more than one remedy if the effect of doing so would be duplicative.

               (a) Apply Payments. If PEGI (or an Affiliate of PEGI which is then a Member) is the Defaulting Member, the Management Committee may elect to withhold the amount that the Defaulting Member has failed to contribute from amounts otherwise payable to PEGI (or an Affiliate of PEGI) with respect to the Rights Acquisition Fee or under the Program Supply Agreement or the Trademark License Agreement and to pay such withheld amount to the Company on behalf of the Defaulting Member. For all purposes hereunder, the withheld amount will be treated as though it were paid by the Company to the party entitled to payment thereof and as though the Defaulting Member made the capital contribution.

               (b) Advance Funds. If the Defaulting Member does not contribute the Mandatory Additional Capital Contribution within the fifteen
(15) day period following notice from the Company of default, the Management Committee may elect to permit non-defaulting Members to advance funds to the Company to cover those amounts that the Defaulting Member fails to contribute. Amounts that a non-Defaulting Member so advances on behalf of the Defaulting Member will become a demand loan due and owing from the Defaulting Member to such non-defaulting Member, bearing interest at the rate per annum of one hundred fifty (150) basis points above the Reference Rate as in effect on the date such Mandatory Additional Capital Contribution was originally due, with such interest being payable monthly. All cash distributions otherwise distributable to the Defaulting Member under this Agreement will instead be paid, on the Defaulting Member's behalf, to the non-Defaulting Members making such advances until such advances and any accrued but unpaid interest thereon are paid in full. Any amounts repaid will first be applied to interest and thereafter to principal. Effective upon a Member becoming a Defaulting Member, such Member will grant to the non-Defaulting Members who advance funds under this Section 3.4.2(b) a security interest in its Economic Interest to secure its obligation to repay such advances and will execute and deliver a promissory note, security agreement, and such UCC-1 financing statements and assignments of certificates of membership interest (or other documents of transfer) in such form as such non-Defaulting Members may reasonably request.

               (c) Adjust Percentage Interest. If the Defaulting Member does not, within a further period of ninety (90) days, contribute the Mandatory Additional Capital Contribution and/or repay in full any advances made by the non-Defaulting Members, the Member who has made a loan pursuant to Section 3.4.2(b) may elect to convert all or a portion of such loan (plus any accrued but unpaid interest thereon) to a Capital Contribution. Upon such election, the Percentage Interests of the Defaulting Member and the non-Defaulting Member(s) will be adjusted so that each Member's Percentage Interest will be a fraction, the numerator of which represents the amount of such Member's Capital Account and the denominator of which represents the sum of all Members' Capital Accounts, taking into account the contribution represented by the conversion of the loan.

               (d) Dissolve. If the Defaulting Member does not contribute Mandatory Additional Capital Contributions on three (3) occasions, whether or not consecutive, and the Defaulting Member has failed to cure each such failure to contribute within the fifteen (15) day period specified in
Section 3.4.1 above, the Management Committee may propose to dissolve the Company in which event the Company will be wound-up, liquidated and terminated pursuant to Article 12.

               (e) Purchase Interest. If the Defaulting Member does not contribute Mandatory Additional Capital Contributions on three (3) occasions, whether or not consecutive, and the Defaulting Member has failed to cure each such failure to contribute within the fifteen (15) day period specified in Section 3.4.1 above, the Management Committee may elect to permit the Company or the non-Defaulting Members to purchase the Defaulting Member's entire Membership Interest for the positive balance of such Member's Capital Account less the total amount owed by such Member to the Company and non-Defaulting Members in respect of unpaid Mandatory Additional Capital Contributions or advances by non-Defaulting Members in respect thereof. Any such purchase of a Member's Percentage Interest will occur as promptly as practicable following notice of the purchase election to the Defaulting Member, subject to the receipt of required regulatory approvals.

               3.4.3 Other Effects.

               (a) No Distributions. A Defaulting Member will have no right to receive any distributions from the Company until: (i) the principal and interest of any outstanding loan made by a non-Defaulting Member pursuant to Section 3.4.2(a) has been repaid; and (ii) to the extent a non-Defaulting Member elects to convert any such loan to a Capital Contribution, such non-Defaulting Member has first received distributions in an amount equal to the amount of such Capital Contribution, plus a cumulative, compounded return thereon at the rate per annum of one hundred fifty (150) basis points above the Reference Rate as in effect on the date such additional capital was contributed. In the event a non-Defaulting Member receives a distribution of interest on a Capital Contribution pursuant to clause (ii) of the preceding sentence, the Capital Account of such non-Defaulting Member will be increased by the amount of such interest payment.

               (b) No Voting. Except as otherwise provided in this Section 3.4.3(b), if the Management Committee exercises any of the remedies set forth in paragraphs (d) or (e) of Section 3.4.2, the Defaulting Member (directly or through the Directors appointed by it) will lose its voting and approval rights under the Act and this Agreement (unless the Defaulting Member cures the default and the non-Defaulting Member permits such cure). Notwithstanding the foregoing, the Directors appointed by the Defaulting Member will retain their veto rights (to the extent such veto rights were continuing prior to the exercise of such remedy) with respect to the matters described in Sections 5.1.4(b) and Section 5.1.4(c). No reduction in a Member's Membership Interest, pursuant to Section 3.4.2(b) will affect any of the Defaulting Member's voting or approval rights under this Agreement (other than to the extent such reduction reduces the voting power of the Defaulting Member's Directors pursuant to Section 5.2.4).

               (c) No Participation in Management. Except as provided in
Section 3.4.3(b), if the Management Committee exercises any of the remedies set forth in paragraphs (d) or (e) of Section 3.4.2, the Defaulting Member will lose its ability (whether as a Member or through the Directors appointed by it) to actively participate in the management and operations of the Company until the completion of dissolution and the winding up of the affairs of the Company, or such time as the Defaulting Member cures (if the non-Defaulting member thereafter permits the Defaulting Member to cure) the default or its Percentage Interest is purchased.

               3.4.4 Remedies Reasonable. Each Member acknowledges and agrees that the remedies described in this Section 3.4 bear a reasonable relationship to the damages that the Members estimate may be suffered by the Company and the non-Defaulting Members by reason of the failure of a Defaulting Member to make Mandatory Additional Capital Contributions and, subject to the last sentence of the first paragraph of Section 3.4.2, the election of any or all of the above-described remedies is not unreasonable.

               3.4.5 No Waiver. Subject to the last sentence of the first paragraph of Section 3.4.2, the election of the Management Committee or of any non-Defaulting Member to pursue any remedy provided in this Section 3.4 will not be a waiver or limitation of the right of the Management Committee, the Company or the non-Defaulting Members to pursue an additional or different remedy available hereunder or of law or equity with respect to any subsequent default.

         3.5 Optional Additional Capital Contributions. To the extent approved by the Management Committee (subject to the veto rights of the VSI Directors and PEGI Directors under Section 5.1.3), from time to time, the Members may be permitted to make additional Capital Contributions if and to the extent they so desire, and if the Directors determine that such additional Capital Contributions are necessary or appropriate for the conduct of the Company's business, including without limitation, expansion or diversification (each, an "Optional Additional Capital Contribution"). In that event, the Members will have the opportunity, but not the obligation, to participate in such Optional Additional Capital Contributions on a pro rata basis in accordance with their Percentage Interests. Immediately following such Optional Additional Capital Contributions, the Percentage Interests will be adjusted to reflect the new relative proportions of the Capital Accounts of the Members.

         3.6 Capital Accounts. The Company will establish an individual Capital Account for each Member in accordance with Article 1 of Exhibit B hereto. If a Member transfers all or a part of its Membership Interest in accordance with this Agreement, such Member's Capital Account attributable to the transferred Membership Interest will carry over to the new owner of such Membership Interest pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(1).

         3.7 No Interest. Except as provided in Section 3.4, no Member will be entitled to receive any interest on its Capital Contributions.

                                 ARTICLE 4
         ALLOCATIONS OF NET INCOME AND NET LOSSES AND DISTRIBUTIONS

         4.1 Allocations of Net Income and Net Loss. Net Income and Net Loss will be allocated to the Members in accordance with Article 1 of Exhibit B.

         4.2 Distribution of Distributable Cash by the Company. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Management Committee will cause the Company to distribute Distributable Cash on a quarterly basis to the Members, which distributions will be made to the Members in proportion to their Percentage Interests as of the end of the relevant quarter.

         4.3 Form of Distribution. Except as provided in Section 12.7, a Member, regardless of the nature of the Member's Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members. Except upon a dissolution and a winding up of the Company, no Member may be compelled to accept a distribution of any asset in kind.

         4.4 Restriction on Distributions.

               4.4.1 Restriction. No distribution will be made if, after giving effect to the distribution:

               (a) The Company would not be able to pay its debts as they become due in the usual course of business.

               (b) The Company's total assets would be less than the sum of its total liabilities.

               4.4.2 Method of Determination. The Management Committee may base a determination that a distribution is not prohibited on any of the following: (i) financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances; (ii) a fair valuation; or (iii) any other method that is reasonable in the circumstances.

               Except as provided in Section 18-607(b) of the Act, the effect of a distribution is measured as of the date the distribution is authorized if the payment occurs within one hundred twenty (120) days after the date of authorization, or the date payment is made if it occurs more than one hundred twenty (120) days of the date of authorization.

               4.4.3 Personal Liability. A Member who receives a distribution in violation of this Agreement or the Act will be liable to the Company for the amount of the distribution that exceeds what could have been distributed without violating this Agreement or the Act. Any Member who is so liable will be entitled to compel the Company to seek repayment from each other Member who is so liable.

         4.5 Return of Distributions. Except for distributions made in violation of the Act or this Agreement, no Member will be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company will be added to the account or accounts from which it was subtracted when it was distributed to the Member.

                                 ARTICLE 5
                   MANAGEMENT AND CONTROL OF THE COMPANY

         5.1 Managers and the Management Committee.

               5.1.1 Managers. Each Person duly admitted as a Member of the Company pursuant to this Agreement will be a Manager of the Company until such Member's Membership Interest has been transferred or terminated or such Member has withdrawn in accordance with this Agreement. VSI and PEGI will be the initial Managers of the Company.

               5.1.2 General Scope of Authority. The business and affairs of the Company will be managed by the Managers through a management committee consisting of representatives appointed by the Managers, and through which the Managers will exercise their rights and authority hereunder (the "Management Committee"). The Management Committee will be appointed and constituted in the manner provided in Section 5.2 hereof. The Management Committee will be responsible for all aspects of the operations and development of the Company and, except as otherwise expressly provided for in this Agreement, the Management Committee will have exclusive authority and full discretion with respect to the management of the business of the Company and will have the exclusive right, power and authority to cause the Company to do, or cause to be done, all acts and actions which in its sole judgment are necessary, proper, convenient or desirable in order to operate and conduct the business of the Company and to carry out and fulfill the purposes of the Company.

               5.1.3 Voting. Except as provided in Section 5.1.4 and in
Section 5.3, all matters submitted to the Management Committee will be decided by a majority vote of the Non-Independent Directors. The Non-Independent Directors will have voting power in proportion to the ratio of Percentage Interests held by the Manager appointing them. All Non-Independent Directors appointed by a Manager will collectively exercise such voting power and each Manager will designate one of its Non-Independent Directors to vote on behalf of all Non-Independent Directors appointed by such Manager in the event of a disagreement among the Non-Independent Directors appointed by such Manager.

               5.1.4 Veto Right. Notwithstanding anything to the contrary contained in this Agreement: (i) the VSI Directors may (so long as VSI or any of its Affiliates is a Manager) and the PEGI Directors may (so long as PEGI or any of its Affiliates is a Manager) veto any decision of the Management Committee to perform, or cause the Company to perform, any of the acts or transactions described in subsections (a) and (b) below; and
(ii) the VSI Directors may (so long as VSI and its Affiliates hold, in aggregate, Percentage Interests equal to at least 10%) and the PEGI Directors may (so long as PEGI and its Affiliates hold, in aggregate, Percentage Interests equal to at least 10%) veto any decision of the Management Committee to perform, or cause the Company to perform, any of the following acts or transactions:

               (a) any amendment to the Certificate, this Agreement, the Trademark License Agreement and the Program Supply Agreement;

               (b) any merger or other reorganization of the Company or any sale of all or substantially all of the assets of the Company;

               (c) the issuance of additional Membership Interests in the Company or the call for Optional Additional Capital Contributions;

               (d) any distribution by the Company with respect to the interests therein other than distributions of excess cash (including, but not limited to, any distribution of non-cash assets);

               (e) the approval of any Company Business Plan or Annual Budget or of any additions or amendments thereto; provided, however, that in the event of a Licensor Shortfall (as defined in the Program License Agreement) the VSI Directors may cause an Annual Budget to be amended to provide for the production and/or acquisition of sufficient programming to replace the Licensor Shortfall in a manner reasonably related to the nature and scope of such Licensor Shortfall without the approval of the PEGI Directors;

               (f) the Company taking actions that are inconsistent with an approved Business Plan or Annual Budget, or which are otherwise outside the ordinary course of business, including but not limited to the incurrence of indebtedness in excess of the levels contemplated by the applicable Business Plan or Annual Budget;

               (g) the appointment or dismissal of the President and the approval of the terms of any employment agreement between the Company and any senior executive officer;

               (h) the Company entering into any line of business except as contemplated herein;

               (i) loans by the Company to any Member;

               (j) the Company entering into any transaction with an Affiliate of any Member (other than the Related Documents, as contemplated in an approved Business Plan or as provided for in this Agreement);

               (k) except as expressly provided herein, the termination, dissolution or liquidation of the Company;

               (l) the decision to admit a Local Partner who will acquire
(y) more than a 50% interest in a local venture for the U.K./Benelux territory or the "GS Territory" or (z) more than a 33% interest in a local venture for any other region of the Territory (as described in Section 6.4.5);

               (m) the adoption of any different or additional names under which the Company conducts business, other than the name of any "hot channel" operated by the Company; or

               (n) the location of the Company's principal offices, if other than as set forth in Section 5.8.1.

         Notwithstanding the foregoing, if PEGI has not acquired fifty percent (50%) of the Percentage Interests in the Company prior to the Option Expiration Date, then thereafter it may not exercise its veto right with respect to a matter described in clause (h) above.

         5.2 Members of the Management Committee; Appointment and Removal.

               5.2.1 For so long as VSI (or its Affiliates) and PEGI (or its Affiliates) are the only Members and Managers, the Management Committee will consist of nine members: three Non-Independent Directors selected by VSI (the "VSI Directors"), three Non-Independent Directors selected by PEGI (the "PEGI Directors") and three other Directors (each, an "Independent Director") selected in accordance with the following sentence. VSI and PEGI will each select one Independent Director, and the two Independent Directors will select a third Independent Director; provided, however, that such third Independent Director will be mutually acceptable to both VSI and PEGI. To qualify as an Independent Director, a person must have, and continue to have, no material business, financial or familial relationship with either VSI or PEGI or their Affiliates or with any officer or executive thereof. Each of VSI and PEGI will identify the Directors it is to appoint prior to the Funding Date. Each member of the Management Committee is referred to as a "Director", and, collectively, as the "Directors." A duly-admitted Manager will have the right to appoint at least one Non-Independent Director (or such greater number as the Management Committee may determine); provided, however, that no group of Affiliated Members will have the right to appoint more than that number of Directors that could have been appointed by that group's initial holder of the Membership Interests. A Director need not be a resident of the State of Delaware or a citizen of the United States. To the fullest extent permitted by law, no Director will be deemed an agent or sub-agent of the Company. Each Manager, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of powers and authority to such Directors and the Management Committee, and to the actions and decisions of such Directors and the Management Committee within the scope of such Director's and Management Committee's authority as provided herein. No Director will have the authority in his capacity as a Director to enter into any transaction on behalf of the Company. The Independent Directors will receive compensation as determined from time to time by the Management Committee and as reflected in the applicable Annual Budget.

               (a) At such time as either the VSI Directors or the PEGI Directors are no longer entitled to exercise a veto on matters that may be determined by the Independent Directors pursuant to Section 5.3, the Independent Directors will be dismissed from the Management Committee.

               5.2.2 Each Manager will have the absolute and unconditional right from time to time to designate the Directors appointed by it by delivery of written notice to the Members. A Director may be removed with or without cause at the sole discretion of the Manager that appointed that Director by delivery of written notice to the other Manager(s). A vacancy on the Management Committee may only be filled by the Manager that originally appointed the Director whose death, disability, removal or resignation created such vacancy, or, in the case of the third Independent Director, by the other two Independent Directors. Each Manager will also have the right to appoint alternates to each Director designated by such Manager by designating the name of such alternates in a written notice to the other Manager(s). In case of the absence of a Director, any individual designated as an alternate for that Director will have the right and power to exercise all rights and powers of the absent Director.

         5.3 Matters Determined by Independent Directors. If the VSI Directors or the PEGI Directors exercise their veto power under Section
5.1.3 with respect to * * * such Directors will negotiate in good faith for a period of fifteen (15) business days in order to resolve the deadlock. If such negotiations are not successful, then such deadlocked matter will be ***

         5.4 Meetings of the Management Committee.

               5.4.1 Regular quarterly meetings of the Management Committee will be held without call or notice at such time as will from time to time be fixed by standing resolution of the Management Committee. Special meetings of the Management Committee may be held at any time whenever called by any Director. Written notice of a special meeting of the Management Committee will be given to the other Directors by the Director calling the meeting at least three (3) business days before such special meeting, and such notice will include a proposed agenda for the meeting. Only matters on the proposed agenda may be put to a vote at such special meeting. Special meetings may only take place at the Company's principal offices or in Los Angeles.

               5.4.2 For so long as each of VSI (with its Affiliates, in aggregate) and PEGI (with its Affiliates, in aggregate) each hold Percentage Interests equal to at least 10%, the location of the Company's quarterly Management Committee meetings will rotate among the Company's offices in Miami Beach, PEGI's headquarters in Beverly Hills, PEI's headquarters in Chicago and an international location to be determined by the Management Committee. The presence of Directors representing a Majority Interest at a duly noticed meeting of the Management Committee will constitute a quorum for the transaction of business; provided that to transact business with respect to which the Directors appointed by any Member have a veto right pursuant to Section 5.1.4, at least one such Director must be present for a quorum to exist. Directors may participate in a meeting through the use of conference telephone or similar communications equipment, and such Directors will be considered present in person as long as all Directors participating in such meeting can hear one another.

               5.4.3 Every act of the Management Committee taken at any meeting of the Management Committee, however called and noticed or wherever held, will be as valid as though made or performed at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the Managers not present or who, though present, has prior to the meeting or at its commencement, protested the lack of proper notice to such meeting, signs a written waiver of notice or a written consent to holding such meeting or approval of the minutes thereof.

               5.4.4 For so long as VSI and PEGI are the only Managers, any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting if one VSI Director and one PEGI Director consent thereto in writing, and the writing is filed with the minutes of proceedings of the Management Committee.

         5.5 Delegation of Authority; President and Other Officers.

               5.5.1 General Power to Delegate Authority. The Management Committee may delegate the right, power and authority to manage the day-to-day business, affairs, operations and activities of the Company to the President (which authority the President may delegate to other Persons), subject to the ultimate direction, control and supervision of the Management Committee; provided, however, that no Person will be authorized to take any action or engage in any activity subject to the veto right of the VSI Directors and PEGI Directors under Section 5.1.4 or where the approval of a specified Person is required, without first obtaining the required approvals.

               5.5.2 The President. The Managers intend that the Management Committee delegate the management of the day-to-day business, affairs, operations and activities of the Company to a President. The President will be the most senior executive of the Company and will report directly to the Management Committee. Subject to the supervisory powers of the Management Committee, the President will have general and active management of the business of the Company and will see that all orders and resolutions of the Management Committee are carried into effect. The President will have the power to execute any agreements and instruments on behalf of the Company, except where the execution thereof will be expressly reserved by the Management Committee or delegated by the Management Committee or the President to some other officer or agent of the Company. The President will have such other powers and duties as may be prescribed by the Management Committee or this Agreement.

               5.5.3 Duties of the President. Unless and until any of the following duties are delegated to another officer by the Management Committee, the President's duties will include: preparing the Business Plan and Annual Budget and presenting them to the Members for approval at least ninety (90) days prior to commencement of the applicable Fiscal Year; supervision of all key functions of the Company (including launching and managing Channels; sales and marketing; program acquisition and production; strategic planning; accounting and financial planning (including responsibility for the preparation of business plans and annual budgets); and legal and business affairs); the ability to hire and fire employees (except employees with compensation packages worth more than $200,000 per year, in which case such hiring or termination must be approved by the Management Committee); expending funds in accordance with the approved Business Plan and Annual Budgets; reporting to the Management Committee on a regular basis regarding the operations of the Company; and responding to reasonable requests for information from any VSI Director or PEGI Director.

               5.5.4 Additional Officers. The Company may have such other officers with such powers and duties as the Management Committee will determine from time to time.

               5.5.5 Officers Serve at the Pleasure of the Management Committee. Subject to whatever rights an officer may have under a contract of employment with the Company, all officers of the Company will serve at the pleasure of the Management Committee.

         5.6 Interested Party Transactions.

               5.6.1 Approval. Except for transactions provided for in the Related Documents, the Company will only engage in a transaction with a Member or any Affiliate of a Member if the transaction is on terms and conditions fair and reasonable to the Company and at least as favorable to the Company as those generally available in a similar transaction between parties operating at arm's length and is approved by the Management Committee. A transaction will conclusively be deemed to have met the above requirements if, after full disclosure, the transaction is unanimously approved by the Non-Independent Directors. Each Member agrees to disclose to the Management Committee the nature and extent of the interest of such Member and its Affiliates in any transaction to be acted on by the Management Committee pursuant to this Section 5.6.1 prior to such action. If a Member or an Affiliate thereof engages in a transaction with the Company, such Member and/or such Affiliate will have the same rights and obligations with respect thereto as would be the case if a Person who is not a Member were the other party to such transaction.

               5.6.2 Termination and Remedies. With respect to any contract between the Company and a Member or any Affiliate of a Member, including but not limited to every Related Document, the Directors appointed by the Managers not having an interest in such contract (other than as a Member) will have the right, acting by majority vote, to determine what actions, if any, should be taken upon the other party's default and to cause the Company to exercise any and all remedies it may have under such contract or applicable law, including without limitation, the termination of such contract.

         5.7 Performance of Duties; Liability of Managers; Liability of
Directors.

               5.7.1 A Manager will not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage will have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager. The Managers will perform their managerial duties in good faith, in a manner they reasonably believe to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. A Manager who so performs the duties of Manager will not have any liability by reason of being or having been a Manager of the Company.

               5.7.2 A Director will not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage will have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Director. The Directors will perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the Company and its Members, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. A Director who so performs the duties of Director will not have any liability by reason of being or having been a Director of the Company.

         5.8 Offices and Facilities; Staff.

               5.8.1 Facilities/Company Location. The Company will maintain offices located either with VSI in the Cisneros Television Group office in Miami Beach or at another location near such office, except for any regional sales, marketing, production, technical, or management functions that are appropriately located in one or more places in the Territory. In the event that the Company's headquarters are located within VSI's offices or the offices of an Affiliate of VSI, VSI (or its Affiliate) will charge the Company for the expenses incurred by VSI (or its Affiliate) on account of the Company's rent and occupancy, determined on a reasonable allocation basis.

         5.9 Insurance. The Managers will cause the Company to secure errors and omissions and other customary liability insurance for the Company covering exhibitions of programming by the Company, which insurance policies will meet customary standards, and will maintain liability and other insurance covering the activities of the Company consistent with good business customs and practices in the Territory and the other locations in which the Company conducts business. All insurance policies will name each Member and their respective Affiliates, the Managers, the Directors, the President and any other officers as named insureds.

                                 ARTICLE 6
          BUSINESS PLANS AND ANNUAL BUDGETS; OPERATION OF COMPANY

         6.1 The Business Plan.

               6.1.1 The First Business Plan. The Management Committee and the President will conduct the business of the Company in accordance with the Business Plans and Annual Budgets (each as defined below). Attached hereto as Exhibit D is the first Business Plan of the Company (as modified pursuant to the next two sentences and together with additional years added thereto pursuant to Section 6.1.2, the "Business Plan"). The Members acknowledge that the first Business Plan needs to be adjusted to reflect previously agreed (i) changes in assumptions regarding launch dates; (ii) amounts relating to the final annual budget for 1999 (including the matters described in the Funding Side Letter); and (iii) changes in assumptions regarding third party sales for 1999 and 2000 (as so adjusted, the "Final First Business Plan"). The Members agree to cause the first Business Plan to be adjusted prior to the Funding Date. The Business Plan is the financial model for the operation of the Company and the Services. The Members have, by the execution of this Agreement, approved the first Business Plan (subject to the preceding two sentences), the Annual Budget for 1999 and the Capital Contributions contemplated to be made thereunder.

               6.1.2 Additions to Business Plan. At least ninety (90) days prior to the end of the first year of the Company and at least ninety (90) days prior to the end of every succeeding year of the Term thereafter, the President will cause the Company to prepare an additional year of the Business Plan for review and approval by the Management Committee such that the Business Plan continues to have five years of coverage throughout the Term. Such additions to the Business Plan will be substantially similar to the first Business Plan in scope and detail, will include such additional information relating to the operating and capital forecasts and budgets of the Company as the Management Committee may direct from time to time, and will be accompanied by a report and assessment of the Company's performance under the preceding five year period of the Business Plan.

         6.2 Annual Budgets. The Business Plan will be updated annually by a budget (each, an "Annual Budget") for the coming Fiscal Year. The President will cause the Company to prepare the Annual Budget and present it to the Management Committee for approval at least ninety (90) days prior to commencement of the applicable Fiscal Year. The approved Annual Budget for a given Fiscal Year will supersede the data contained in the Business Plan for that Fiscal Year. The Annual Budget for fiscal 1999 is included in the Business Plan attached as Exhibit D. Each new Annual Budget will be substantially similar to the 1999 Annual Budget in scope and detail, and will include a projection of required capital contributions for such Fiscal Year, if any, and such additional information relating to the operating and capital forecasts and budgets of the Company as the Management Committee may direct from time to time. Each Annual Budget will be accompanied by a report and assessment of the Company's performance under the preceding Annual Budget.

         6.3 Carryover Plan or Budget. In the event the PEGI Directors or the VSI Directors * * *, the Company will continue to operate in accordance with the most recently approved Business Plan or Annual Budget, as the case may be, until * * *

         6.4 Operation of Company.

               6.4.1 Operations During Transition Period. The parties anticipate that the Company will require a period of approximately six (6) months after the Funding Date (the "Transition Period") to arrange appropriate office space and other facilities and services, hire staff and otherwise be prepared to fully handle the Company's business. During the Transition Period, PEGI will provide various services to facilitate the Company's operations (including, but not limited to, program sales, the servicing of program license agreements and the collection of license fees) on the Company's behalf and at the Company's direction. Such services will be at a level which is consistent with the level of services that PEGI has historically provided for its international operations. The Company will reimburse PEGI for any direct expenses reasonably incurred in performing such services during the Transition Period. To the extent VSI or any of its Affiliates perform services for the Company during the Transition Period, the Company will also reimburse the entity providing such services for any direct expenses incurred in performing such services.

               6.4.2 Absorption of Existing Channels. As set forth in
Section 3.1, PEGI and VSI will contribute to the Company their equity interests in PTVLA and the German Venture, and as set forth in Section 7.2, the Company will purchase PEGI's interests in the U.K. Venture and the Japan Venture. (PTVLA, the German Venture, the U.K. Venture and the Japan Venture will be collectively referred to as the "Existing Channel Entities").

               6.4.3 German Venture Expenses. Notwithstanding the
Percentage Interests of the Members, VSI and PEGI will each pay the formation expenses of the German Venture (including the costs associated with obtaining the necessary operating licenses) on a 50/50 basis.

               6.4.4 Services Provided by PEGI. The Company will be entitled to purchase from PEGI specific services, as the Company may determine, which PEGI routinely performs for itself (such as creative services, the creation of on-air promos, and residual accounting) at PEGI's actual direct cost, without mark-up.

               6.4.5 Creation of Local Ventures and Provision for Local Partners. The Company may invite one or more third parties (each a "Local Partner") to participate as equity owners in the Company's local venture in a country of the Territory; provided, however, that the Company may only create a local venture for the primary purpose of operating one or more Channels in a country and not merely to conduct third party program sales. The decision to admit a Local Partner will be determined by a majority vote of the Management Committee, unless such proposed Local Partner will acquire more than a fifty percent (50%) interest in a local venture for the U.K./Benelux territory or the "GS Territory" (as defined in that certain letter agreement between Bloomfield Mercantile, Inc. and PEGI for the operation of Playboy TV and AdulTVision channels in Germany and Scandinavia dated October 20, 1997) or more than a thirty-three percent (33%) interest in a local venture for any other region of the Territory, in which case the admission of the Local Partner will be subject to the veto rights of the PEGI Directors and the VSI Directors under Section 5.1.4. The agreement governing the participation of the Local Partner must include a provision that restricts the Local Partner's ability to transfer its interest in the local venture to any Person other than an Affiliate of the original Local Partner and provide either (i) that any such permitted Affiliate/transferee must be at least as credit-worthy as the original Local Partner; or (ii) that such transfer does not release the original Local Partner from its obligations (including its funding obligations) with respect to the local venture. Management of each local venture will be controlled by the Company, and, after admission of a local partner, matters regarding the local venture of the same type described in Section 5.1.4 will be subject to the veto rights of the PEGI Directors and the VSI Directors. A Local Partner may not be any manufacturer of firearms, weapons or explosives; or any owner, distributor or provider of telephone sex lines, real time interactive internet sex services, sex clubs or massage parlors.

               (a) Local Partners for the U.K. and Germany. If at a time when PEGI (alone, or collectively with one or more of its Affiliates) owns less than a 50% interest in the Company, the Company wishes to admit a third party as a Local Partner for the U.K./Benelux territory or the GS Territory (a "Proposed Partner"), and such Proposed Partner is to acquire an ownership interest in such local venture that exceeds 33%, PEGI may recommend that the Company not admit such Proposed Partner. If the Company decides, nonetheless, to admit such Proposed Partner, PEGI may prevent such Proposed Partner from acquiring more than a 33% interest by acquiring the percentage interests in excess of 33% that the Proposed Partner would have purchased, on the same pro rata terms as offered to the Proposed Partner.

               6.4.6 Supplemental Programs. The Company (or its subsidiaries) may produce and/or acquire programs whose primary use is exhibition on one or more of the Channels ("Supplemental Programs"). The Company will engage in such production or acquisition of Supplemental Programs in conjunction with PTV U.S., which will obtain the United States distribution rights, if any, to such programs. PTV U.S. will grant to PEGI the right to distribute such programming in the United States pursuant to the US Distribution Agreement. The budget for the production/acquisition cost of Supplemental Programs for each Fiscal Year will be set forth in the Annual Budget for such Fiscal Year; provided that such budget will not be less than $1,500,000. The Supplemental Programs will be consistent with the content, style and production values of the Existing Library Programs and the Output Programs provided by PEGI to the Company pursuant to the Program License Agreement. Upon dissolution of the Company, the Supplemental Programs will become property of PEGI, for a price to be negotiated by PEGI and the Company; provided that if the parties cannot reach agreement, the price will be determined through the dispute resolution procedure set forth in Article 16.

               (a) Produced Supplemental Programs. Unless PEGI otherwise consents and except as set forth in the rest of this paragraph (a), for any Supplemental Program produced by the Company, the Company will either obtain the worldwide rights to such program or will hold sufficient rights to prevent any third party from exploiting such program. With respect to any Supplemental Program the Company intends to co-produce with one or more third parties, the Company will first offer PEGI the opportunity to co-produce the program with the Company on terms which are as favorable to the Company as those available from such third party(ies). If PEGI elects to co-produce such program, PEGI and the Company will each pay that portion of the budget of such program and otherwise participate in such programs on terms reasonably and customary for the applicable split of distribution rights in regions of the Territory between them. If PEGI does not elect to co-produce such program, the Company may proceed with the third party co-producers, but such third party co-producers will not acquire the right to exploit such program using any trademarks licensed to the Company under the Trademark License Agreement or otherwise associated with the Company.

               (b) Acquired Supplemental Programs. If the Company (or its subsidiaries) acquires the rights to a program for exploitation in any region of the Territory, it will also acquire the rights for such program in the United States, or if it does not acquire such US rights, it will notify PEGI that such rights are available, and PEGI will determine whether it wishes to acquire such program. If PEGI wishes to acquire the US distribution rights to such program it will provide to the Company the range of acceptable terms, and the Company will use its commercially reasonable efforts to acquire such US distribution rights on PEGI's behalf. The Company will not enter into any binding agreement on PEGI's behalf which is outside such range of acceptable terms without PEGI's prior written consent.

               6.4.7 Playboy TV Lite. * * *

               6.4.8 Venus and Spice Hot. The parties agree to combine the current television businesses of Venus and Spice Hot as follows:

               (a) Within one hundred and eighty (180) days after the Funding Date, VSI will use its best efforts to cause its Affiliate, Imagen, to form one or more new ventures ("New Venus") with the Company. New Venus will be owned fifty percent (50%) by Imagen and fifty percent (50%) by the Company. New Venus will be formed for the purpose of developing, marketing, programming and distributing channels in the genre of the existing Venus and Spice Hot channels throughout the New Venus Territory; provided that New Venus will only distribute such channels in Puerto Rico, the U.S. Virgin Islands and any other territory or possession of the United States in the Carribean Basin through Galaxy Latin America (or a subsequent DTH service) and not through any cable systems. New Venus will not license programming to third parties, other than through the distribution of the channels. The parties agree and acknowledge that the formation and governance of New Venus must be structured in accordance with, and not to violate, the covenants and other obligations of Imagen's indenture dated April 30, 1998. The charter documents and other documents governing the management of and interests in New Venus will be subject to the prior approval of both VSI and PEGI.

               (b) Imagen will contribute to New Venus the television rights for the New Venus Territory to the programming controlled by Venus and the existing Venus distribution contracts. Imagen will provide New Venus with a royalty-free exclusive license to use the Venus marks in the New Venus Territory.

               (c) The Company will cause the distribution contracts of Spice Hot to be contributed to New Venus in a tax efficient manner, and the Company and PEII will provide New Venus with a royalty-free exclusive license to use the Spice marks in connection with the operation, distribution and promotion of the Spice Hot channel in the New Venus Territory.

               (d) New Venus and Imagen will enter into an agreement pursuant to which Imagen will act as New Venus' exclusive sales agent in the Southern Cone.

               (e) New Venus and Troy will enter into an agreement pursuant to which Troy will act as New Venus's exclusive sales agent in the New Venus Territory, other than in the Southern Cone.

               (f) Imagen and the Company will enter into a trademark license agreement pursuant to which Imagen will grant to the Company an exclusive license to use the Venus name and marks in the Company's discretion on the Company's "hot" television channels outside of the New Venus Territory. Such license will bear a royalty of * * * of net channel revenues.

               (g) The Company will have day-to-day management control of New Venus, subject to the terms of a "Control Channel Joint Venture" under the Imagen indenture.

               (h) The Company, through its subsidiary SEI 2, will supply New Venus with at least * * * of its annual programming requirements, on terms to be negotiated by the Company and New Venus; provided that the program license fees per hour of such programming * * * The parties acknowledge that the programming rights held by SEI 2 exclude certain territories (e.g., Puerto Rico and the U.S. Virgin Islands) otherwise included in the New Venus Territory.

               (i) Net profits from New Venus will be split in accordance with the ownership percentages which Imagen and the Company hold in New Venus.

               (j) Subject only to compliance with Imagen's indenture described above, the Company will have the option, exercisable at any time, to acquire Imagen's interest in New Venus for cash consideration equal to the Fair Market Value thereof. The Company's option will be binding on any successor or assign of Imagen in New Venus.

               6.4.9 U.S. Activities. The Company will conduct no activities that generate income subject to United States Federal income tax when earned by a foreign corporation or a non-resident alien individual (a "U.S. Taxable Activity"). VSI and PEGI contemplate conducting certain activities which may be U.S. Taxable Activities relating to the distribution of programming and channels in the United States. VSI and PEGI (either directly or through wholly-owned subsidiaries) intend to form PTV U.S. as a separate limited liability company to engage in such activities. The ownership structure and management of PTV U.S. will mirror the Company's as provided in this Agreement, mutatis muntandis, and notwithstanding anything to the contrary in this Agreement, any exercise of rights or remedies that has the effect of altering the relative Percentage Interests of the Members must be equally exercised with respect to PTV U.S. VSI and PEGI agree to use best efforts to prepare and execute the charter documents and other agreements relating to the formation and operation of PTV U.S. within 30 days from the date hereof.

               6.4.10 Certain Tax Matters. Nothing in this Agreement will be read to require the Company to conduct its affairs so that: (i) income from the licensing of programing that might be seen by viewers will be effectively connected with the conduct of a United States trade or business; and (ii) income from advertising will be effectively connected with the conduct of a United States trade or business.

                                 ARTICLE 7
                           RIGHTS ACQUISITION FEE

         7.1 Rights Acquisition Fee.

               7.1.1 Payment of Fee. In exchange for the license of the Existing Library Programs and the Wallpaper material described in the Program Supply Agreement, the trademark license for Year 1 through Year 10 described in the Trademark License Agreement and the Acquired Interests described in Section 7.2, the Company will pay to PEGI a "Rights Acquisition Fee" of One Hundred Million Dollars ($100,000,000), payable as follows:

               (a) On the Funding Date:             $30 million

               (b) On the first day of Year 2:      $7.5 million

               (c) On the first day of Year 3:      $5 million

               (d) On the first day of Year 4:      $7.5 million

               (e) On the first day of Year 5:      $25 million

               (f) On the first day of Year 6:      $25 million

               7.1.2 Allocation of Fee. Unless the parties agree otherwise, the Rights Acquisition Fee will be allocated as follows:

               (a) * * * to the Existing Playboy Library and Wallpaper (each as defined in the Program Supply Agreement);

               (b) * * * to the trademark license for Year 1 through Year 10 pursuant to the Trademark License Agreement;

               (c) * * * to the interests in the U.K. Venture (as set forth in Section 7.2, below);

               (d) * * * to the interests in the Japan Venture (as set forth in Section 7.2, below);

               (e) * * * to the interests in SEI 2 (as set forth in Section
7.2 below); and

               (f) * * * to the interests in SEI 3 (as set forth in Section
7.2 below).

The foregoing allocation will be applied to each installment of the Rights Acquisition Fee on a pro rata basis.

         7.2 Purchase of U.K. Venture, Japan Venture and Danish Companies. On the date hereof, PEGI and the Company have entered into the Stock Purchase Agreements pursuant to which PEGI will transfer, convey and assign to the Company all of its right, title and interest of any kind in and to the U.K. Venture, the Japan Venture and the Danish Companies (collectively, the "Acquired Interests"). The Company will assume PEI's (and its Affiliates') obligations under the Share Purchase Agreement (relating to the U.K. Venture) and the Memorandum of Agreement (relating to the Japan Venture) on the terms set forth in the respective Stock Purchase Agreements. Schedule 7.2 describes, as of the date hereof, the interests of PEGI in the U.K. Venture, the Japan Venture and the Danish Companies, including the type of entity (corporation, partnership, limited liability company, etc.) and the names and percentage interests of all of the owners of each entity. The Funding Side Letter sets forth the amount of the funds advanced by PEGI to the U.K. Venture from and after July 1, 1999, the amount of the funds loaned to the U.K. Venture prior to March 31, 1999, and the manner in which such amounts will be paid.

                                 ARTICLE 8
                                  MEMBERS

         8.1 Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member will be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise. In the event any Member becomes personally liable for any debt, obligation or liability of the Company arising from any action or approval of the Members or Management Committee taken without the approval of such Member or the Directors appointed by such Member or Manager where such approval is required under the terms hereof, then, in addition to any other rights set forth herein, the Members or Managers taking or who appointed the Directors taking such action will indemnify and hold harmless such Member from and against any liability, loss, claim or damage, including but not limited to, reasonable attorneys fees and cost, arising from or relating to such action.

         8.2 Admission of Additional Members. The Management Committee will approve the admission of new (and the terms of such admission) Members through the issuance of additional Membership Interests, subject to the veto rights of the VSI Directors and the PEGI Directors under Section 5.13. The Management Committee will admit to the Company as additional Members any Person who acquires a Membership Interest in accordance with Article 9 of this Agreement.

         8.3 Withdrawals or Resignations. No Member may withdraw or resign from the Company, except as permitted by this Agreement.

         8.4 Termination of Membership Interest. Upon the transfer of a Member's Membership Interest in violation of this Agreement or the occurrence of a Disassociation Event, the Membership Interest of a Member will be terminated by the Management Committee and such Membership Interest will be purchased by the Company or remaining Members as provided in
Article 10. Each Member acknowledges and agrees that such termination or purchase of a Membership Interest upon the occurrence of any of the foregoing events is not unreasonable. The rights of the Company and the non-breaching Members under this Section will be in addition to, and not in limitation of, any other rights and remedies which the Company and such other Members may have at law or equity.

         8.5 Remuneration To Members. Except as otherwise authorized in, or pursuant to, this Agreement, no Member is entitled to remuneration for acting in the Company business, subject to the entitlement of Directors, Managers or Members winding up the affairs of the Company to reasonable compensation.

         8.6 Members Are Not Agents; No Management Authority. Pursuant to this Agreement and the Certificate, the management of the Company is vested in the Managers, who will exercise their authority through the Management Committee. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind nor execute any instrument on behalf of the Company. The Members will have no power to participate in the management of the Company except as expressly authorized by this Agreement and except as expressly required by the Act.

         8.7 Meetings of Members. Meetings of Members may be held at such date, time and place within or without the State of Delaware as the Management Committee may fix from time to time. No annual or regular meetings of Members are required. At any Members' meeting, the President will preside at the meeting and will act as secretary of the meeting.

               8.7.1 Power to Call Meetings. Unless otherwise prescribed by the Act, meetings of the Members may be called by the Management Committee acting by majority vote or by any Member or group of Members holding more than ten percent (10%) of the Percentage Interests for the purpose of addressing any matters on which the Members may vote.

                                 ARTICLE 9
                    TRANSFER AND ASSIGNMENT OF INTERESTS

         9.1 Transfer of Membership Interests.

               9.1.1 No Member may transfer, assign, sell, encumber or in any way alienate or dispose of (each, a "Transfer"), including to an Affiliate, all of any portion of its Membership Interest (the "Offered Interest") if such Transfer: (i) would have a material adverse effect on the other Member or on the Company; (ii) would cause the termination or dissolution of the Company; or (iii) would cause a termination of the Program Supply Agreement or of the Trademark License Agreement. If a Member objects to a proposed Transfer on the grounds set forth above, such dispute must be resolved prior to the consummation of the proposed Transfer.

               9.1.2 Subject to the provisions of Section 9.1.1, if VSI or PEGI (or any of their respective Affiliates) (a "Selling Member") wishes to Transfer all or a part of its Membership Interest to an entity which is not an Affiliate of such Selling Member (a "Third Party Buyer"), the Selling Member must first offer to sell the Offered Interest to the non-Selling Member. If the Selling Member is PEGI (or any of its Affiliates) and the Option Expiration Date has not occurred, the Offered Terms must disclose whether and to what extent PEGI (or its Affiliates) intends to exercise the Buy-up Option in anticipation of such Transfer. If the Selling Member and the non-Selling Member are not able to reach an agreement after a thirty
(30)-day negotiation period, the Selling Member may Transfer the Offered Interest to the Third Party Buyer; provided, however, that the Selling Member must give the non-Selling Member: (i) notice of the terms on which the Selling Member intends to Transfer the Offered Interest to the Third Party Buyer (the "Offered Terms") and (ii) the right to acquire the Offered Interest at the price offered by the Third Party Buyer (the "Matching Right"); provided that to the extent the Offered Terms include non-cash consideration, the Matching Right will include the right of the non-Selling Member to pay, in cash, the Fair Market Value to the Selling Member of such non-cash items, and the time periods prescribed in this Section will be adjusted to permit the determination of Fair Market Value; but further provided, that if such non-cash consideration is a promissory note or similar financial instrument, the non-Selling Member may substitute an equivalent instrument. If the non-Selling Member fails to exercise the Matching Right within thirty (30) days after receiving notice of the Offered Terms, the Selling Member may Transfer the Offered Interest to the Third Party Buyer on terms which are at least as favorable to the Selling Member as the Offered Terms. If the Selling Member and Third Party Buyer do not execute a definitive and binding agreement for the Transfer of the Offered Interest within thirty (30) days after the date on which the non-Selling Member declines to exercise the Matching Right, the Selling Buyer must again re-offer the Offered Interest to the non-Selling Member in accordance with the terms in this Section.

         9.2 Change of Control.

               9.2.1 Changes in General. Except as provided in this Section, a Transfer of the equity or voting interests of a Member or of an Affiliate of a Member which results, directly or indirectly, in a change of control of such Member will be permitted so long as such transfer does not have a material adverse effect on the other Member or the Company.

               9.2.2 VSI. Notwithstanding Section 9.2.1, the parties agree and acknowledge that a Transfer of the equity or voting interests of VSI or of an Affiliate that controls VSI (a "VSI Parent") will be permitted, so long as the following conditions are satisfied: (i) notwithstanding such transfer, Newhaven Overseas Corp. or another member of the Cisneros Group of Companies retains the right to appoint VSI's representatives on the Management Committee; and (ii) following such transfer, VSI remains at least as credit-worthy as PEI (as determined by a nationally-recognized credit rating agency), and, if it is not, VSI (or an Affiliate of VSI) provides PEI and PEGI with satisfactory financial assurances (in the form of a letter of credit, guaranty or otherwise). The parties agree that a transfer of VSI to a wholly-owned subsidiary of Ibero-America Media Partners II, LP or of Ibero-America Media Partners B.V. satisfies clause
(ii) of this Section of 9.2.2.

               9.2.3 PEI/PEGI. The terms of this Section 9.2.3 will apply so long as VSI and its Affiliates hold, in the aggregate, a Percentage Interest of not less than * * *. Notwithstanding Section 9.2.1 of this Section, in the event PEI, or such other Affiliate of PEI that may control PEGI (a "PEGI Parent"), wishes to Transfer to one or more third parties, * * *

               9.2.4 Initial Public Offering. * * *

         9.3 Substitution of Members. A transferee of a Membership Interest will have the right to become a substitute Member only if (a) the requirements of Sections 9.1 and 9.2 and any securities or tax requirements of this Agreement are met, (b) such Person executes an instrument satisfactory to the Management Committee accepting and adopting the terms and provisions of this Agreement, and (c) such Person pays any reasonable expenses in connection with its admission as a new Member. The admission of a substitute Member will not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

         9.4 Effective Date of Permitted Transfers. Any permitted transfer of all or any portion of a Membership Interest will be effective as of the first business day following the date upon which the requirements of Sections 9.1, 9.2 and 9.3 have been met. The President will promptly provide the Members with written notice of such transfer. Any transferee of a Membership Interest will take subject to the restrictions on transfer imposed by this Agreement.

         9.5 Rights of Legal Representatives. If a Member who is an individual dies or is adjudged by a court of competent jurisdiction to be incompetent to manage the Member's person or property, the Member's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member's rights for the purpose of settling the Member's estate or administering the Member's property, including any power the Member has under this Agreement to give an assignee the right to become a Member. If a Member is a corporation or other entity and is dissolved or terminated, the powers of that Member may be exercised by its legal representative or successor.

         9.6 PEGI Buy-up Option. Starting on the Funding Date and continuing through the Option Expiration Date (as defined in Section 9.6.1), PEGI (or its Affiliates who are then Members of the Company) has the option to acquire up to thirty and one-tenths percent (30.1%) of additional Membership Interests in the Company by purchasing such additional Membership Interests from VSI (and any of its Affiliates which hold Member Interests, collectively); provided, however, that if PEGI (and its Affiliates, collectively) transfer Membership Interests to any Person(s) which is not an Affiliate of PEGI, such thirty and one-tenths percent (30.1%) will be adjusted downward, pro rata, in accordance with the decline in PEGI's and its Affiliates' aggregate Membership Interests in the Company (the applicable percentage from time to time being the "Option Percentage"; and further provided, that if at any time PEGI and its Affiliates collectively do not own at least five percent (5%) of the total Membership Interests, the option provided in this Section 9.6 will terminate. The Percentage Interest of VSI (and its Affiliates) subject to the option described in this Section 9.6 is referred to as the "Option Percentage."

               9.6.1 Option Expiration Date. The "Option Expiration Date" will be the earlier to occur of (i) the last day of Year 10 and (ii) thirty
(30) days after the date on which the Company reaches "cash breakeven" * * *

               9.6.2 Exercise of Buy-up Option. Until the Option Expiration Date, PEGI (including for the balance of this Section 9.6.2, its Affiliates who are then Members) may exercise its option to purchase additional Percentage Interests of the Company up to the Option Percentage from VSI (including for the balance of this Section 9.6.2, its Affiliates who are then Members) on December 15 of each year, in increments of * * *; provided, however, that PEGI may exercise its option: (i) immediately prior to the Option Expiration Date, with respect to any part or all of the then-unpurchased portion of the Option Percentage; and (ii) immediately prior to a transfer that would decrease the Option Percentage, with respect to that portion of the Option Percentage that would be lost as a consequence of such transfer. During Year 1, PEGI may buy such additional percentage interests from VSI at the Founders' Price. During Year 2, Year 3 and Year 4, the price at which PEGI may purchase additional Percentage Interests from VSI is Founders' Price, plus interest, compounded annually, at an annual rate equal to the greater of *** with such interest accruing through the date PEGI pays for such additional Percentage Interests on an amount equal to the product of the average daily balance (starting from the Funding Date) of the Members' aggregate unreturned Capital Contributions multiplied by the Percentage Interest being purchased. In Year 5 through Year 10, PEGI's buy-in price will be * * * at the time of purchase (as determined in accordance with Exhibit E). PEGI may pay the purchase price for the additional Percentage Interests * * *, which election will be set forth in PEGI's notice that it is exercising its buy-up option. * * * In the event PEGI fails to timely pay for any additional Percentage Interests for which it exercised its buy-up option, VSI may elect either: (i) to terminate PEGI's right to purchase such Percentage Interests; or (ii) to cause the Company to withhold any payments otherwise due to PEGI under this Agreement or the Program Supply Agreement and to pay such amounts to VSI until VSI is paid in full (including interest at the Reference Rate from the date such payment was due) for such additional interests, and VSI will then transfer such interests to PEGI.

               (a) If PEGI pays for some or all of its purchase in PEI stock, such stock will be registered or be subject to normal and customary registration rights.

                                 ARTICLE 10
                        CONSEQUENCES OF DISSOLUTION
                          OR BANKRUPTCY OF MEMBER

         10.1 Disassociation Event. Upon the occurrence of a Disassociation Event, the Company will not dissolve. Upon the occurrence of a Disassociation Event, the Members holding all of the remaining Membership Interests (the "Remaining Members") and/or, if applicable pursuant to
Section 10.1.3, the Company, will purchase, and the Member whose actions or conduct resulted in the Disassociation Event ("Former Member") or such Former Member's legal representative will sell, the Former Member's Membership Interest ("Former Member's Interest") as provided in this
Section 10.1.

               10.1.1 Purchase Price. The purchase price for the Former Member's Interest will be the lesser of (i) the positive Capital Account balance of the Former Member or (ii) the Fair Market Value of the Former Member's Interest. Notwithstanding the foregoing, if the Disassociation Event results from a breach of this Agreement by the Former Member, the purchase price paid by the Remaining Members and/or the Company will be reduced by an amount equal to the damages suffered by such purchasing parties as a result of such breach.

               10.1.2 Notice of Intent to Purchase. Within thirty (30) days after the President has notified the Remaining Members as to the purchase price of the Former Member's Interest determined in accordance with Section 10.2, each Remaining Member will notify the President in writing of its desire to purchase a portion of the Former Member's Interest. The failure of any Remaining Member to submit a notice within the applicable period will constitute an election on the part of the Member not to purchase any of the Former Member's Interest. Each Remaining Member so electing to purchase will be entitled to purchase a portion of the Former Member's Interest in the same proportion that the Percentage Interest of the Remaining Member bears to the aggregate of the Percentage Interests of all of the Remaining Members electing to purchase the Former Member's Interest.

               10.1.3 Election to Purchase Less Than All of the Former Member's Interest. If any Remaining Member elects to purchase none or less than all of its pro rata share of the Former Member's Interest, then the Remaining Members can elect to purchase more than their pro rata share. If the Remaining Members fail to purchase the entire interest of the Former Member, the Company will purchase any remaining share of the Former Member's Interest.

               10.1.4 Payment of Purchase Price. The purchase price will be paid by the Remaining Members and/or the Company, as the case may be, at the closing one-fifth (1/5) in cash and the balance of the purchase price in four equal annual principal installments, plus accrued interest, and be payable each year on the anniversary date of the closing. Any such payment by the Company will be made solely out of Distributable Cash allocable to the Remaining Members. The unpaid principal balance will accrue interest at the current applicable federal rate as provided in the Code for the month in which the initial payment is made, but the Company and the Remaining Members will have the right to prepay in full or in part at any time without penalty. The obligation to pay the balance due will be evidenced by a promissory note, and if purchased by a Remaining Member, secured by a pledge of the Membership Interest being purchased.

               10.1.5 Closing of Purchase of Former Member's Interest. The closing for the sale of a Former Member's Interest pursuant to this Article 10 will be held on a business day at the principal office of the Company no later than sixty (60) days after the determination of the purchase price. At the closing, the Former Member or such Former Member's legal representative will deliver to the Company or the Remaining Members an instrument of transfer (containing warranties of title and no encumbrances) conveying the Former Member's Interest. The Former Member or such Former Member's legal representative, the Company and the Remaining Members will do all things and execute and deliver all papers as may be necessary fully to consummate such sale and purchase in accordance with the terms and provisions of this Agreement.

               10.1.6 Purchase Terms Varied by Agreement. Nothing contained herein is intended to prohibit Members from agreeing upon other terms and conditions for the purchase by the Company or any Member of the Membership Interest of any Member in the Company desiring to retire, withdraw or resign, in whole or in part, as a Member.

         10.2 Bankruptcy. Upon the Bankruptcy of a Member, the Membership Interests of such Member, whether held by such Member, its trustee or other representative in bankruptcy, will be converted to an Economic Interest.

                                 ARTICLE 11
                 ACCOUNTING, RECORDS, REPORTING BY MEMBERS

         11.1 Books and Records. The books and records of the Company will be kept, and the financial position and the results of its operations recorded, in accordance with generally accepted accounting principles as in effect from time to time and the accounting methods followed for federal income tax purposes. The books and records of the Company will reflect all the Company transactions and will be appropriate and adequate for the Company's business. The Company will maintain at its principal office all of the following:

               (a) A current list of the full name and last known business or residence address of each Member, together with the Capital
Contributions, Capital Account and Percentage Interest of each Member;

               (b) A current list of the full name and business or residence address of each Manager and Director;

               (c) A copy of the Certificate and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which amendments thereto have been executed;

               (d) Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

               (e) A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed;

               (f) Copies of the financial statements of the Company, if any, for the six most recent Fiscal Years; and

               (g) The Company's books and records as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years.

         11.2 Delivery to Members and Inspection.

               11.2.1 Delivery Upon Request. Upon the request of any Member for purposes reasonably related to the interest of that Person as a Member, the President will promptly deliver to the requesting Member, at the expense of the Company, a copy of the information required to be maintained by Sections 11.1(a), (b) and (d), and a copy of this Agreement, as amended. The President will promptly furnish to a Member a copy of any amendment to the Certificate or this Agreement executed by a Manager or Director pursuant to a power of attorney from the Member.

               11.2.2 Inspection. Each Member has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member to:

               (a) inspect and copy during normal business hours any of the Company records described in Sections 11.1(a) through (g); and

               (b) obtain from the President, promptly after their becoming available, a copy of the Company's federal, state, and local income tax or information returns for each Fiscal Year.

               11.2.3 Authorized Persons. Any request, inspection or copying by a Member under this Section 11.2 may be made by that Person or that Person's agent or attorney.

         11.3 Periodic Statements.

               11.3.1 Monthly Report. The President will cause a monthly report to be sent to each of the Members not later than thirty (30) days after the end of each month during a Fiscal Year. The report will contain a balance sheet as of the last day of such month and an income statement and statement of changes in financial position for the period then ended. Such financial statements will be unaudited but will be prepared on a consistent basis with the Company's audited annual financial statements described below.

               11.3.2 Annual Report. The President will cause an annual report to be sent to each of the Members not later than forty-five (45) days after the close of the Fiscal Year. The report will contain a balance sheet as of the end of the Fiscal Year and an income statement and statement of changes in financial position for the Fiscal Year. Such financial statements will be audited and will be accompanied by the report thereon prepared by the independent accountants engaged by the Company.

               11.3.3 Tax Information. The President will cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members' federal and state income tax returns. The President will send or cause to be sent to each Member within forty-five
(45) days after the end of each taxable year such information as is necessary to complete federal, state, and local income tax or information returns, and a copy of the Company's federal, state, and local income tax or information returns for that year.

         11.4 Financial and Other Information. The President will provide such financial and other information relating to the Company, as a Member may reasonably request.

         11.5 Filings. The President, at Company expense, will cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities. At least seventy-five (75) days prior to the last date for timely filing of such returns, the President will deliver to the Tax Matters Member copies of such returns for their approval prior to the filing due date. The President, at Company expense, will also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations. If a Manager or Director required by the Act to execute or file any document fails, after demand, to do so within a reasonable period of time or refuses to do so, any other Manager or Member may prepare, execute and file that document with the Delaware Secretary of State.

         11.6 Bank Accounts. The President will cause the Company to maintain the funds of the Company in one or more separate bank accounts in the United States in the name of the Company, and will not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

         11.7 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, will be made by the Management Committee. A Manager or Director may rely upon the advice of the Company's accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

         11.8 Tax Matters for the Company Handled by Management Committee and Tax Matters Member. The Management Committee will from time to time cause the Company to make such tax elections as it deems to be in the best interests of the Company; provided, however, that so long as PEGI is a Member, the Management Committee will not (i) file any tax return or (ii) make any tax election or take any position with respect to any examination audit or proceeding by a taxing authority that could have an adverse impact on PEGI, and/or the consolidated tax group in which PEGI participates, without PEGI's prior written consent, which consent will not be unreasonably withheld, it being expressly agreed that if such adverse impact on PEGI or its tax group is not material to such Persons, PEGI will not withhold its consent. PEGI will respond to any request for its consent within thirty (30) days after receiving such request in writing, and if PEGI fails to give such consent, such matter will be determined in accordance with the dispute resolution procedure set forth in Section 16. The Tax Matters Member (the equivalent to the Tax Matters Partner as defined in Code Section 6231) will represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting judicial and administrative proceedings, and will expend the Company's funds for professional services and costs associated therewith. The Tax Matters Member will oversee the Company's tax affairs in the overall best interests of the Company. If for any reason the Tax Matters Member can no longer serve in that capacity or ceases to be a Member or Manager, as the case may be, Members holding a Majority Interest may designate another to be Tax Matters Member.

                                 ARTICLE 12
                         DISSOLUTION AND WINDING UP

         12.1 Term. The term (the "Term") of the Company will commence on the date the Certificate is filed with the Secretary of State of Delaware and terminate on the earlier to occur of the termination of the Company as provided in the Certificate or the earlier dissolution of the Company pursuant to the terms of this Article 12.

         12.2 Dissolution Events. The Company may be dissolved prior to the termination date set forth in the Certificate upon the happening of any of the following events (each, a "Dissolution Event"):

               12.2.1 For so long as VSI (with its Affiliates, in aggregate) or PEGI (with its Affiliates, in aggregate) holds Percentage Interests equal to 10%, such Member may elect to dissolve the Company or buy out the other Member's Membership Interest (at a price equal to the lower of Fair Market Value and the positive Capital Account balance of such Member and its Affiliates) if controlling ownership of the other Member changes (other than as permitted by, and subject to the conditions of, Section 9.2); provided, however, that the parties acknowledge that PEI is publicly held and that no change in its ownership will constitute a change of control of PEGI as long as PEGI remains a controlled subsidiary of PEI. Any such dissolution or buy-out will be effective as of such change of control.

               12.2.2 Any Member may, without prejudice to any other remedies it may have, elect to dissolve the Company by notice in writing to the other Members on or after the occurrence of any of the following:

               (a) subject to Section 3.4, the commission of one or more material breaches of this Agreement by the Company or another Member which are not capable of remedy, provided that any such breach by the Company is not caused by the Member its seeking dissolution or any of its Affiliates;

               (b) the commission of a material breach of this Agreement by the Company or another Member which is capable of remedy (a "Remediable Breach") which will not have been remedied within a period of thirty (30) days after the party in breach has been given notice in writing specifying that Remediable Breach and requiring it to be remedied; provided, however, that such thirty (30) day period will be extended for such additional period as will be reasonably necessary if that Remediable Breach is incapable of remedy within that one month period and during that thirty
(30) day period the party in breach will diligently endeavor to remedy that Remediable Breach, but only if such extension would not reasonably be expected to have a material adverse effect on the party giving notice of such breach and, provided further, that any such breach by the Company was not caused by the Member seeking dissolution or any of its Affiliates;

               (c) the Bankruptcy, insolvency, general assignment for the benefit of creditors or similar event of or the appointment of a trustee, receiver or similar person for any other Member holding Percentage Interests (collectively with its Affiliates) equal to or greater than ten percent (10%); or

               (d) the uncured material breach of one or more of the Related Documents by another Member or the Company, provided that any such breach by the Company was not caused by the Member seeking dissolution or any of its Affiliates.

         12.3 Effect of Dissolution. Upon dissolution of the Company, the Trademark License Agreement and the Program Supply Agreement will automatically terminate and all rights and obligations of the respective parties thereunder will terminate, except for any provisions that expressly survive such termination or claims that have arisen prior to such termination; provided, however, in the event such dissolution is due to a breach by PEGI (or an Affiliate of PEGI), then VSI may cause the Trademark License Agreement and the Program Supply Agreement to be assigned as set forth in those agreements. Upon dissolution of the Company, each Member will have the right to compel the Company to be promptly wound-up and liquidated.

         12.4 Dissolution. The Company will be dissolved, its assets will be disposed of, and its affairs wound up on the first to occur of the following:

               (a) Upon the election of the applicable Member(s) following the happening of any Dissolution Event;

               (b) Upon the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act;

               (c) The occurrence of a Disassociation Event and the failure of the Remaining Members to purchase the Former Member's Interest as provided in Article 10; or

               (d) The sale of all or substantially all of the assets of Company.

         12.5 Certificate of Dissolution. As soon as possible following the occurrence of any of the events specified in Section 12.3, the Directors appointed by the Members whose breach or Disassociation Event have not caused the dissolution of the Company or, if none, the Members, will execute a Certificate of Dissolution in such form as will be prescribed by the Delaware Secretary of State and file the Certificate of Dissolution as required by the Act.

         12.6 Winding Up. Upon dissolution, the Company will continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Directors appointed the Member whose breach or Disassociation Event have not caused the dissolution of the Company or, if none, the Members, will be responsible for overseeing the winding up and liquidation of Company, will take full account of the liabilities of Company and assets, will either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, will cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 12.8. The Persons winding up the affairs of the Company will give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Directors or Members winding up the affairs of the Company will be entitled to reasonable compensation for such services.

         12.7 Distributions in Kind. Any non-cash asset distributed to one or more Members will first be valued at its Fair Market Value to determine the Net Income or Net Loss that would have resulted if such asset were sold for such value, such Net Income or Net Loss will then be allocated pursuant to Article 4, and the Members' Capital Accounts will be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset will be the Fair Market Value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The Fair Market Value of such asset will be determined by the Members, or if any Member objects, by an independent appraiser in accordance with Exhibit E, with a single appraiser selected by the Members; provided, however, that the Fair Market Value of the physical embodiment of any intellectual property will be determined based on its value to a third party (i.e., to a Person other than the owner of such intellectual property). Except in cases where the Program Supply Agreement and Trademark License Agreement are not terminated upon dissolution (as set forth in Section 12.3), PEGI may elect to have distributed to it in kind or destroyed any assets of the Company that are Playboy-branded, contain Playboy-identified content or are otherwise identified as a Playboy-related product.

         12.8 Order of Payment of Liabilities Upon Dissolution.

               12.8.1 Distributions to Members. After determining that all known debts and liabilities of the Company in the process of winding-up, including, but not limited to, debts and liabilities to Members that are creditors of the Company, have been paid or adequately provided for, the remaining assets will be distributed to the Members in accordance with their positive Capital Account balances, after taking into account income and loss allocations for the Company's taxable year during which liquidation occurs. Such liquidating distributions will be made by the end of the Company's taxable year in which the Company is liquidated, or, if later, within ninety (90) days after the date of such liquidation.

               12.8.2 Payment of Debts. The payment of a debt or liability, whether the whereabouts of the creditor is known or unknown, has been adequately provided for if the payment has been provided for by either of the following means:

               (a) Payment thereof has been assumed or guaranteed in good faith by one or more financially responsible persons or by the United States government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Members or Managers to be adequate at the time of any distribution of the assets pursuant to this Section 12.8.

               (b) The amount of the debt or liability has been deposited as provided in Section 280 of the Corporations Code.

               This Section 12.8.2 will not prescribe the exclusive means of making adequate provision for debts and liabilities.

         12.9 Certificate of Cancellation. The Directors, Managers or Members who filed the Certificate of Dissolution will cause to be filed in the office of, and on a form prescribed by, the Delaware Secretary of State, a certificate of cancellation of the Certificate upon the completion of the winding up of the affairs of the Company.

         12.10 No Action for Dissolution. Except as expressly permitted in this Agreement, a Member will not take any voluntary action that directly causes a Dissolution Event. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 12.4. This Agreement has been drawn carefully to provide fair treatment of all parties. Accordingly, except where the Managers or Directors have failed to liquidate the Company as required by this Article 12, each Member hereby waives and renounces its right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of Judicial dissolution of the Company on the ground that (a) it is not reasonably practicable to carry on the business of the Company in conformity with this Agreement, or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member. Damages for breach of this Section 12.10 will be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which such Member would otherwise be entitled.

                                 ARTICLE 13
                       INDEMNIFICATION AND INSURANCE

         13.1 Indemnification of Agents. The Company will and hereby agrees to indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person is or was a Member, Manager, Director, officer, employee or other agent of the Company or that, being or having been such a Member, Manager, officer, employee or agent, such Person is or was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "Agent"), to the fullest extent permitted by applicable law in effect on the Funding Date and to such greater extent as applicable law may hereafter from time to time permit. The Managers will be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Managers deem appropriate in their business judgment.

         13.2 Insurance. The Company will have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnity such Person against such liability under the provisions of Section 13.1 or under applicable law.

                                 ARTICLE 14
                               NONCOMPETITION

         14.1 Non-competition. For so long as VSI or PEGI (or any of their respective Affiliates) is a Member of the Company, or for any time after a Member transfers its Membership Interest in violation of this Agreement, such Member and its Affiliates may not:***

         14.2 Separate Covenants. The agreements contained in Section 14.1 will be construed as a series of separate covenants, one for each activity of the Member, capacity in which the Member is prohibited from competing and each part of the Territory in which the Company is carrying on such activity.

         14.3 Injunctive Relief. Each Member acknowledges that (a) the covenants and the restrictions contained in Section 14.1 are a material factor to such Member's execution of this Agreement and are necessary and required for the protection of the Company and the other Members, (b) such covenants are reasonable and appropriate in scope, (c) such covenants relate to matters that are of a special, unique and extraordinary character that gives each of such covenants a special, unique and extraordinary value, and (d) a breach of any of such covenants will result in irreparable harm and damages to the Company and the Members in an amount difficult to ascertain and that cannot be adequately compensated by a monetary award. Accordingly, in addition to any of the relief to which the Company or the other Members may be entitled at law or in equity, the Company and the other Members will be entitled to temporary and/or permanent injunctive relief from any breach or threatened breach by a Member of the provisions of Section 14.1 without proof of actual damages that have been or may be caused to the Company or such other Members by such breach or threatened breach.

         14.4 Outside Businesses. Except as provided in Section 14.1, any Member or Affiliate thereof may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the other Members will have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture will not be deemed wrongful or improper. No Member or Affiliate thereof will be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof will have the right to take for its own account, except as expressly provided by this Agreement, or to recommend to others any such particular investment opportunity. The provisions of this Section will not in any way limit, modify or amend the terms of any noncompetition, license or other agreement that may be entered into between the Company and any Member, which terms will be binding on the parties thereto.

                                 ARTICLE 15
                   MEMBER REPRESENTATIONS AND WARRANTIES

         15.1 Representations and Warranties by Each Member. Each Member hereby represents and warrants to, and agrees with, the other Members, and the Company, as follows:

               15.1.1 Experience. By reason of such Member's business or financial experience, such Member is capable of evaluating the risks and merits of an investment in the Membership Interest and of protecting such Member's own interests in connection with this investment.

               15.1.2 No Advertising. Such Member has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

               15.1.3 Investment Intent. Such Member is acquiring the Membership Interest for investment purposes for such Member's own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.

               15.1.4 Purpose of Entity. Such Member was not organized for the specific purpose of acquiring the Membership Interest.

               15.1.5 Economic Risk. Such Member is financially able to bear the economic risk of an investment in the Membership Interest, including the total loss thereof.

               15.1.6 No Registration of Membership Interest. Such Member acknowledges that the Membership Interest has not been registered under the Securities Act of 1933 (as amended, the "Securities Act"), or qualified under any applicable blue sky laws in reliance, in part, on such Member's representations, warranties, and agreements herein.

               15.1.7 Membership Interest in Restricted Security. Such Member understands that the Membership Interest is a "restricted security" under the Securities Act in that the Membership Interest will be acquired from the Company in a transaction not involving a public offering, and that the Membership Interest may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the Membership Interest must be held indefinitely. In this connection, such Member understands the resale limitations imposed by the Securities Act and is familiar with Rule 144 thereunder, as presently in effect, and the conditions which must be met in order for Rule 144 to be available for resale of "restricted securities".

               15.1.8 No Obligation to Register. Such Member represents, warrants, and agrees that the Company is under no obligation to register or qualify the Membership Interest under the Securities Act or under any state securities law, or to assist such Member in complying with any exemption from registration and qualification.

               15.1.9 No Disposition in Violation of Law. Without limiting the representations set forth above, and without limiting the other provisions of this Agreement relating to the transfer of Membership Interests, such Member will not make any disposition of all or any part of the Membership Interest which will result in the violation by such Member or by the Company of any applicable securities laws.

               15.1.10 Investment Risk. Each Member acknowledges that the Membership Interest is a speculative investment which involves a substantial degree of risk of loss by such Member of it's entire investment in the Company, that such Member understands and takes full cognizance of the risk factors related to the purchase of the Membership Interest, and that the Company is newly organized and has no financial or operating history.

               15.1.11 Restrictions on Transferability. Such Member acknowledges that there are substantial restrictions on the transferability of the Membership Interest pursuant to this Agreement, that there is no public market for the Membership Interest and none is expected to develop, and that, accordingly, it may not be possible for such Member to liquidate such Member's investment in the Company.

               15.1.12 Information Reviewed. Such Member has received and reviewed all information such Member considers necessary or appropriate for deciding whether to purchase the Membership Interest.

               15.1.13 No Representations By Company. No Person has at any time represented, guaranteed or warranted to such Member that such Member may freely transfer the Membership Interest, that a percentage of profit and/or amount or type of consideration will be realized as a result of an investment in the Membership Interest, that past performance or experience on the part of the Managers or any other Person in any way indicates the predictable results of the ownership of the Membership Interest or of the overall Company business, that any cash distributions from Company operations or otherwise will be made to the Members by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Company.

               15.1.14 Consultation with Attorney. Such Member has been advised to consult with such Member's own attorney regarding all legal matters concerning an investment in the Company and the tax consequences of participating in the Company, and has done so, to the extent such Member considers necessary.

               15.1.15 Tax Consequences. Such Member acknowledges that the tax consequences to such Member of investing in the Company will depend on such Member's particular circumstances, and such Member will look solely to, and rely upon, such Member's own advisers with respect to the tax consequences of this investment.

               15.1.16 No Assurance of Tax Benefits. Such Member acknowledges that there can be no assurance that the Code or the Treasury Regulations will not be amended or interpreted in the future in such a manner so as to deprive the Company and the Members of some or all of the tax benefits they might now receive, nor that some of the deductions claimed by the Company or the allocations of items of income, gain, loss, deduction, or credit among the Members may not be challenged by the Internal Revenue Service.

         15.2 VSI Representations and Warranties. VSI represents and warrants, for the benefit of the Company and PEGI, that: (i) it is duly authorized to enter into the transactions contemplated by this Agreement;
(ii) this Agreement is a valid and binding obligation of VSI, enforceable against it in accordance with its terms; (iii) in entering into this Agreement and consummating the transactions contemplated hereunder, it will not be in breach of any contract to which it is a party or in violation of any law, regulation, court order or its charter documents; (iv) as of the date of transfer thereof, VSI (or its Affiliates) will own its interest in PTVLA, PTVH and the German Venture free and clear of any liens or encumbrances and will have the power and authority to transfer such interests to the Company pursuant to the terms of this Agreement; and (v) that VSI (or its Affiliates) has disclosed all material information relating to the transactions contemplated hereunder and that all information provided by VSI (or its Affiliates) in connection with the negotiation of the transactions contemplated by this Agreement is true and correct, to the best of VSI's (or its Affiliate's) knowledge and belief.

         15.3 PEGI Representations and Warranties. PEGI represents and warrants, for the benefit of the Company and VSI, that: (i) it is duly authorized to enter into the transactions contemplated by this Agreement;
(ii) this Agreement is a valid and binding obligation of PEGI, enforceable against it in accordance with its terms; (iii) in entering into this Agreement and consummating the transactions contemplated hereunder, it will not be in breach of any contract to which it is a party or in violation of any law, regulation, court order or its charter documents; (iv) that, as of the date of transfer thereof, PEGI (or its Affiliates) will own all of its interests in PTVLA, PTVH and the German Venture free and clear of any liens or encumbrances and will have the power and authority to transfer such interests to the Company pursuant to the terms of this Agreement; and (v) that PEGI (or its Affiliates) have disclosed all material information relating to the transactions contemplated hereunder that all information provided by PEGI (or its Affiliates) in connection with the negotiation of the transactions contemplated by this Agreement is true and correct, to the best of PEGI's (or its Affiliate's) knowledge and belief.

         15.4 Indemnity. Each Member (an "Indemnifying Party") will indemnify and hold harmless the Company, each and every Manager, each and every Director, and each and every other Member (and such parties' directors, officers, shareholders, partners, members, employees, agents, representatives, and Affiliates) (collectively, the "Indemnified Parties"), on an After Tax Basis, from and against all claims, losses, damages (including loss of profits and consequential damages awarded to unrelated third parties, if any, but excluding loss of profits and consequential damages otherwise suffered by the Indemnified Parties, if any), expenses, judgements, costs and liabilities (including reasonable attorneys' fees and costs) incurred by the Indemnified Parties arising from the Indemnifying Party's breach of any obligation, representation or warranty contained in this Agreement. Notwithstanding the foregoing: (i) any claims for indemnification that VSI (or its Affiliates) may have pursuant to this
Section 15.4 will exclude claims based on information known by VSI (or its Affiliates or Bloomfield or its Affiliates) as of the Funding Date, whether or not such information formed the basis of the issues raised by Bloomfield during Due Diligence and whether or not asserted prior to the Walk Away Notice or thereafter; and (ii) any claims for indemnification that PEGI may have pursuant to this Section 15.4 will exclude claims based on information known by PEGI as of the Funding Date. In the event of a dispute regarding a claim for indemnification, the Indemnified Party will have the burden of proof in establishing the validity and amount of the claim, and the Indemnifying Party will have the burden of proof in establishing any defense to such claim, including but not limited to, a defense asserted by PEGI that the applicable Person had knowledge of the requisite facts.

                                 ARTICLE 16
                             DISPUTE RESOLUTION

         16.1 Alternative Dispute Resolution. Any dispute arising out of or relating to this Agreement will be resolved in accordance with the procedures specified in this Article 16, which will be the sole and exclusive procedures for the resolution of any such disputes; provided, however, that this Article will not apply to any dispute concerning the validity, ownership or control of the trademarks licensed by PEII to the Company pursuant to the Trademark License Agreement or the copyrights to any programming supplied by PEGI pursuant to the Program Supply Agreement, and instead any such dispute will be litigated in a court of law. The parties intend that these provisions will be valid, binding, enforceable and irrevocable and will survive any termination of this Agreement or of the Related Documents.

         16.2 Notification and Negotiation. The parties will promptly notify each other in writing of any dispute arising out of or relating to this Agreement. The parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

         16.3 Mediation. If any such dispute remains unresolved within thirty (30) days of original notice thereof, the parties will endeavor to resolve any dispute arising out of or relating to this Agreement by mediation under the CPR Mediation Procedure for Business Disputes. Unless the parties agree otherwise, the mediator will be selected from the CPR Panel of Neutrals with notification to CPR.

         16.4 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof, which remains unresolved forty-five (45) days after appointment of a mediator, will be settled by arbitration by a sole arbitrator in accordance with the CPR Non-Administered Arbitration Rules; provided, however, that if either party will not participate in a non-binding procedure described above, the other may initiate binding arbitration before expiration of the above period. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. ss. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration will be Los Angeles, California. Pending any final determination by the arbitrator pursuant to this Section 16.4, a Member may seek preliminary or temporary relief, if appropriate, in any federal or state court located in Los Angeles County, California.

         16.5 Damages. Except as expressly provided below, the arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. The arbitrator will have the authority to include, as an item of damages, the costs of arbitration, including reasonable legal fees and expenses, incurred by the prevailing party and to apportion such costs among the parties on a claim by claim basis as such party prevails thereon. For purposes of the foregoing, the "prevailing party" will mean the party whose final settlement offer (or other position or monetary claim) prior to the start of arbitration is closest to the judgement awarded by the arbitrator, regardless of whether such judgement is entered into in favor of or against such party.

         16.6 Statute of Limitations. The statute of limitations of the State of California applicable to the commencement of a lawsuit will apply to the commencement of an arbitration hereunder, except that no defenses will be available based upon the passage of time during any negotiation or mediation called for by the preceding paragraphs of this Article 16.

         16.7 Confidential Negotiations. All negotiations pursuant to Sections 16.2 and 16.3 are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

         16.8 Service of Process. Each party agrees that service by registered or certified mail, return receipt requested, delivered to such party at the address provided in Section 17.11 (Notices) below, will be deemed in every respect effective service of process upon such Person for all purposes of these provisions relating to mediation and arbitration. Each party irrevocably submits to the jurisdiction of the courts of the State of California and to any federal court located within such state for the purpose of any action or judgement with respect to this Agreement, regardless of where any alleged breach or other action, omission, fact or occurrence giving rise thereto occurred. Each party hereby irrevocably waives any claim that any action or proceeding brought in Los Angeles County, California, has been brought in any inconvenient forum.

         16.9 Additional Arbitration Provisions. The parties will negotiate in good faith and agree on such further or modified arbitration provisions as are reasonably necessary for awards and other judgements resulting from the provisions set forth above to be recognized and enforceable in other jurisdictions in the Territory.

                                 ARTICLE 17
                               MISCELLANEOUS

         17.1 Superseding Agreements. This Agreement, the Program Supply Agreement, the Trademark License Agreement, the Stock Purchase Agreements and the Release, when executed by the parties, will supersede and replace the Agreement Outline and the Agreement Outline will be of no further force or effect.

         17.2 Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

         17.3 Time is of the Essence. All dates and times in this Agreement are of the essence.

         17.4 Remedies Cumulative. The remedies under this Agreement are cumulative and will not exclude any other remedies to which any Person may be lawfully entitled.

         17.5 Currency; Payments.

               17.5.1 All amounts due from one Member to another Member, from the Company to one or more Members or from one or more Members to the Company pursuant to this Agreement and the other Related Documents will be paid in U.S. Dollars. If any portion of such payment is calculated on the basis of revenues received in other currencies, such revenues will be calculated using the exchange rate published in the Wall Street Journal, as of the business day immediately preceding the date on which the payment initially is due. Such exchange rate will also apply to any portion of a payment which is permitted to be deferred, regardless of whether such deferred payment is represented by a promissory note or other instrument.

               17.5.2 All payments owing pursuant to this Agreement and the other Related Documents will be made by wire transfer of immediately available funds, net of any withholding required by applicable law. Each Member and the Company will from time to time designate one or more accounts into which such payments will be made and may designate one or more Affiliates to receive such payments.

               17.5.3 Any payment hereunder or under the other Related Documents not made when due will bear interest from the date due to and including the date of payment in full at a rate equal to the Reference Rate as in effect on the date payment was due.

         17.6 Governing Law. All questions with respect to this Agreement and the relationships of the parties hereunder will be governed by the internal laws of the State of Delaware, regardless of the choice of law principles of the State of Delaware or any other jurisdiction.

         17.7 Assignment; No Third Party Beneficiary. Neither the Company nor any Member will assign its rights or delegate its obligations hereunder without written consent of all of the Members except to an Affiliate of the Company or such Member; provided that no such assignment will relieve the assignor of its obligations. The provisions of this Agreement are for the benefit only of the Company and the Members, and no third party may seek to enforce or benefit from these provisions except that the Persons indemnified by the Company pursuant to Section 13.1 will be third party beneficiaries of this Agreement with respect to such Section only and will have independent standing to enforce or benefit from such Section.

         17.8 Agreement Negotiated. The Members are sophisticated and have been represented by lawyers throughout the negotiation and execution of this Agreement who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption of California Civil Code Section 1654 and similar laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

         17.9 Waivers, Remedies Cumulative, Amendments, etc.

               17.9.1 No failure or delay by the Company or any Member in exercising any right, power or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise by any of them of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

               17.9.2 The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

               17.9.3 No provision of this Agreement may be amended, modified, waived, discharged or terminated, other than by the express written agreement of all of the Members nor may any breach of any provision of this Agreement be waived or discharged except with the express written consent of the party(ies) not in breach.

         17.10 Notices. All notices, requests, demands and other communications required to be given under this Agreement will be in writing and will conclusively be deemed to have been duly given to each Member (a) when hand delivered, (b) the next business day if sent by a generally recognized overnight courier service that provides written acknowledgment by the addressee of receipt, or (c) when received, if sent by facsimile (with appropriate answer back) or other generally accepted means of electronic transmission addressed as follows:

                    if to PEGI to:

                    Playboy Entertainment Group, Inc.
                    Attention:  President
                    9242 Beverly Boulevard
                    Beverly Hills, CA  90210
                    United States of America
                    Fax Number:  (310) 246-4065

                    with a copy to:

                    Playboy Enterprises, Inc.
                    Attention:  General Counsel
                    680 North Lake Shore Drive
                    Chicago, IL  60611
                    United States of America
                    Fax Number:  (312) 266-2042

                    if to VSI to:

                    Victoria Springs Investments Ltd.
                    c/o  Cisneros Television Group
                    Attention: Director Legal and Business Affairs 404 Washington Avenue
                    8th Floor
                    Miami Beach, Florida  33139
                    Fax Number:  (305) 894-3606

                    with a copy to:

                    Glenn Dryfoos, Esq.
                    Greenberg Glusker Fields Claman
                       & Machtinger LLP
                    1900 Avenue of the Stars
                    Suite 2100
                    Los Angeles, CA  90067
                    United States of America
                    Fax Number:  (310) 553-0687

                    if to the Company to:

                    Playboy TV International, LLC
                    404 Washington Avenue
                    8th Floor
                    Miami Beach, Florida  33139
                    Fax Number:  (305) 894-3606

                    with copies to PEGI and VSI

or to such other address, or facsimile transmission number as the relevant addressee may hereafter by notice hereunder substitute.

         17.11 Public Announcements. Unless otherwise mutually agreed by VSI and PEGI, or as required by law or by the stock exchange on which any Member's stock, or the stock of any direct or indirect parent of a Member, is traded, no public announcement will be made by any of the Company, any Member, any Manager, any Director, the President or any other officer of the Company or any of their respective Affiliates with respect to the subject matter of this Agreement.

         17.12 Survival. Notwithstanding the termination of this Agreement, the dissolution of the Company, or a Member's ceasing to be a Member under this Agreement, the following sections of this Agreement will survive indefinitely and be enforceable by PEGI or VSI: Section 12.7, Section 13.1,
Article 16 and this Section 17.12.


               IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Agreement, effective as of the Effective Date.


                                      PLAYBOY ENTERTAINMENT GROUP, INC.


                                      By:  /s/ Anthony J. Lynn
                                         ------------------------------------
                                               Name:  Anthony J. Lynn
                                               Title: President


                                      VICTORIA SPRINGS  INVESTMENTS LTD.


                                      By:  /s/ Jay Scharer
                                         ------------------------------------
                                               Name:  Jay Scharer
                                               Title: Attorney-in-fact


                                      By:  /s/ Glenn Dryfoos
                                         ------------------------------------
                                               Name:  Glenn Dryfoos
                                               Title: Attorney-in-fact


ACKNOWLEDGED, ACCEPTED AND AGREED
AS TO SECTIONS 9.2.3, 9.2.4 AND EXHIBIT F:


PLAYBOY ENTERPRISES, INC.

By:  /s/ Anthony J. Lynn
    -------------------------------
         Name:  Anthony J. Lynn
         Title: Executive Vice President




                                                     EXHIBIT A

                                   CAPITAL CONTRIBUTION AND ADDRESSES OF MEMBERS
                                               AS OF AUGUST 31, 1999



                                           Member's               Member's Initial Cash     Percentage
        Member's Name                      Address                Capital Contribution       Interest
        -------------                     ---------               ---------------------     ----------


Playboy Entertainment Group,              See Section                $8,756,000              19.9%
Inc.                                      17.11

Victoria Springs Investments              See Section                $35,244,000             80.1%
Ltd.                                      17.11




                                 EXHIBIT B

                              TAX ALLOCATIONS

                                 ARTICLE 1
                    ALLOCATION OF NET INCOME, NET LOSSES
                     AND OTHER ITEMS AMONG THE MEMBERS

         1.1 Capital Accounts.

               (a) A separate capital account will be maintained for each Member (a "Capital Account"). Such Member's Capital Account will from time to time be

                   (i) increased by

(A) the amount of money and the Gross Asset Value of any property contributed by the Member to the Company (net of liabilities secured by the property or to which the property is subject), and

(B) the Net Income and any other items of income and gain specially allocated to the Member under Paragraph 1.3, and

                   (ii) decreased by

(A) the amount of money and the Gross Asset Value of any property distributed to the Member by the Company (net of liabilities secured by the property or to which the property is subject), and

(B) the Net Losses and any other items of deduction and loss specially allocated to the Member under Paragraph 1.3.

               (b) For purposes of this Paragraph 1.1, an assumption of a Member's unsecured liability by the Company will be treated as a distribution of money to that Member. An assumption of the Company's unsecured liability by a Member will be treated as a cash contribution to the Company by that Member.

               (c) In the event that assets of the Company other than money are distributed to a Member in liquidation of the Company, or in the event that assets of the Company other than money are distributed to a Member in kind, in order to reflect unrealized gain or loss, Capital Accounts for the Members will be adjusted for the hypothetical "book" gain or loss that would have been realized by the Company if the distributed assets had been sold for their Gross Asset Values in a cash sale. In the event of the liquidation of a Member's interest in the Company, in order to reflect unrealized gain or loss, Capital Accounts for the Members will be adjusted for the hypothetical "book" gain or loss that would have been realized by the Company if all Company assets had been sold for their Gross Asset Values in a cash sale. Capital Accounts will also be adjusted upon the constructive termination of the Company as provided under Section 708 of the Code as required by Section 1.704-1(b)(2)(iv)(1) of the Treasury Regulations.

         1.2 Allocation of Net Income and Net Losses. After giving effect to the special allocations set forth in Paragraph 1.3 below, Net Income and Net Losses of the Company for each Fiscal Year will be allocated to the Members in accordance with their respective Percentage Interests.

         1.3 Special Allocations. In addition to the special allocation of net revenues from the Distribution Agreement pursuant to Section 7.4.4, the following special allocations will be made in the following order:

               (a) Minimum Gain Chargeback. Subject to the exceptions set forth in Treasury Regulation Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during a Company Fiscal Year, each Member will be specially allocated items of income and gain for Capital Account purposes for such year (and, if necessary, for subsequent years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain during such year (which share of such net decrease will be determined under Treasury Regulation Section 1.704-2(g)(2)). It is intended that this Paragraph 1.3(a) will constitute a "minimum gain chargeback" as provided by Treasury Regulation Section 1.704-2(f).

               (b) Member Nonrecourse Debt Minimum Gain Chargeback. Subject to the exceptions contained in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during a Company Fiscal Year, any Member with a share of such Member Nonrecourse Debt Minimum Gain (determined in accordance with Treasury Regulation
Section 1.704-2(i)(5)) as of the beginning of such year will be specially allocated items of income and gain for Capital Account purposes for such year (and, if necessary, for subsequent years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain (which share of such net decrease will be determined under Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(g)(2)). It is intended that this Paragraph 1.3(b) will constitute a "partner nonrecourse debt minimum gain chargeback" as provided by Treasury Regulation Section 1.704-2(i)(4).

               (c) Nonrecourse Deductions. Any Nonrecourse Deductions will be allocated to the Members in accordance with their Percentage Interests.

               (d) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions will be allocated to the Member that takes the Economic Risk of Loss for the Member Nonrecourse Debt to which such deductions relate as provided in Treasury Regulation Section 1.704-2(i)(1).

               (e) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain for Capital Account purposes for such Fiscal Year will be specially allocated to the Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Paragraph 1.3(e) will be made if and only to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 1 have been tentatively made as if this Paragraph 1.3(e) were not in the Agreement.

               (f) Section 754 Adjustment. To the extent any adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

               (g) It is the intent of the allocation provisions of this Exhibit B that the distributions to the Members pursuant to Article 12 will be equal to the positive Capital Account balances of the Members (as determined after taking into account all Capital Account adjustments for the year prior to any liquidating distributions). If such Capital Account Balances would otherwise not satisfy the intent described in the preceding sentence, then the Manager will reallocate items of gross income or deduction for the year of such liquidating distributions (and, if necessary, for prior taxable years of the Company for which amended tax returns can be and are filed) such that, to the extent possible, the positive Capital Account balances of the Members (as determined after taking into account all Capital Account adjustments for the year of liquidation) will be equal to the distributions to be received by the Members pursuant to Article 12.

         1.4 Allocation of Certain Tax Items.

               (a) Except as otherwise provided in this Paragraph 1.4, all items of income, gain, loss or deduction for federal, state and local income tax purposes will be allocated in the same manner as the corresponding "book" items are allocated under Paragraph 1.2 (as a component of Net Income or Net Losses), or 1.3.

               (b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and the initial Gross Asset Value thereof (computed in accordance with subparagraph (i) of the definition of the term Gross Asset Value herein).

               (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) or (iv) of the definition of the term Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

               (d) In the event the Company has in effect an election under
Section 754 of the Code, allocations of income, gain, loss or deduction to affected Members for federal, state and local tax purposes will take into account the effect of such election pursuant to applicable provisions of the Code.

               (e) Any elections or other decisions relating to such allocations will be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Paragraph 1.4 are solely for federal, state and local tax purposes and will comprise the information furnished to such Members in their Schedule K-1s each year. Except to the extent allocations under this Paragraph 1.4 are reflected in the allocations of the corresponding "book" items pursuant to Paragraph 1.2 (as a component of Net Income or Net Losses), or 1.3, allocations under this Paragraph 1.4 will not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses, other items or distributions pursuant to any provision of this Agreement.

               (f) Subject to subsection (g) below, to the extent possible any tax credits will be allocated in accordance with each Member's Percentage Interest.

               (g) All foreign withholding taxes or income taxes paid by the Company or by any affiliate (or on behalf of the Company or of its affiliate by a foreign payor) in respect of interest, dividends, rents, royalties, license fees, service fees or other fixed or determinable annual or periodical gains, profits and income, or any penalties, inflationary adjustment, or interest assessed by any taxing authority related to the failure by the Company or any affiliate (or any foreign payor) to pay (or withhold) such tax at the proper rate will be charged as an expense directly to the Party in the amount paid by the Company or other payor on such item of income as if a proportionate share of each of such items of income corresponding to the Party's percentage interest in the Company had been paid directly from the foreign payor to the Party. Distributive shares of net income or loss will be calculated pursuant to this provision and correspondingly reflected in the Capital Accounts of the Company.

         1.5 Allocation Between Assignor and Assignee. The portion of the income, gain, losses, credits, and deductions of the Company for any Fiscal Year of the Company during which a Membership Interest is assigned by a Member (or by an assignee or successor in interest to a Member), that is allocable with respect to such Membership Interest will be apportioned between the assignor and the assignee of the Membership Interest on whatever reasonable, consistently applied basis selected by the Manager and permitted by the applicable Treasury Regulations under Section 706 of the Code.

                                 ARTICLE 2
                                DEFINITIONS

         As used in this Exhibit B, the following terms will have the following meaning:

         "Capital Account" will have the meaning set forth in Section 1.1.

         "Company Minimum Gain" with respect to any year means the "partnership minimum gain" computed in accordance with the principles of
Section 1.704-2(d)(1) of the Treasury Regulations.

         "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Gross Asset Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation will be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis, provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

         "Economic Risk of Loss" will have the meaning provided by Sections 1.704-2(b)(4) and 1.752-2 of the Treasury Regulations.

         "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                    (i) the initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross fair market value of such asset, as determined by the contributing Member and the Company; and

                    (ii) the Gross Asset Value of all Company assets will be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company, in the case of either (a) or (b), if the Members reasonably determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company within the meaning of Section 1.704-1(b)(2)(i)(g) of the Regulations; and (c) the liquidation of a Member's interest in the Company or the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations;

                    (iii) the Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value of such asset on the date of distribution;

                    (iv) the Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and Paragraph 1.4(g) hereof, provided, however, that Gross Asset Values will not be adjusted pursuant to this subparagraph (iv) to the extent that the Members determine that an adjustment pursuant to subparagraph
                    (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph
                    (iv); and

                    (v) if the Gross Asset Value of any asset has been determined or adjusted pursuant to subparagraphs (i),
                    (ii) or (iv) hereof, such Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing gains or losses from the disposition of such asset.

         "Member Nonrecourse Debt" means liabilities of the Company treated as "partner nonrecourse debt" under Section 1.704-2(b)(4) of the Treasury Regulations.

         "Member Nonrecourse Debt Minimum Gain" means an amount of gain characterized as "partner nonrecourse debt minimum gain" under Treasury Regulation Section 1.704-2(i)(2) and 1.704-2(i)(3).

         "Member Nonrecourse Deductions" in any year means the Company deductions that are characterized as "partner nonrecourse deductions" under Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

         "Net Income" and "Net Losses" mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss, as applicable for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(1) of the Code will be included in taxable income or loss), with the following adjustments: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this paragraph will be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Losses pursuant to this paragraph will be subtracted from such taxable income or loss; (iii) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii), (iii) and (iv) of the definition thereof, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Losses; (iv) gain or loss resulting from the disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value; (v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition thereof; and (vi) notwithstanding any other provision of this paragraph, any items which are specially allocated pursuant to Paragraph 1.4 hereof will not be taken into account in computing Net Income and Net Losses.

         "Nonrecourse Deductions" in any year means the Company deductions that are characterized as "nonrecourse deductions" under Sections
1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

         "Nonrecourse Liabilities" means liabilities of the Company treated as "nonrecourse liabilities" under Section 1.704-2(b)(3) and 1.752-1(a)(2) of the Treasury Regulations.

         "Treasury Regulations" means the income tax regulations (including temporary and proposed) promulgated under the Code.

         Other Definitions. All other capitalized terms used in this Exhibit B will have the same meaning as in the text of the Agreement.


                                 EXHIBIT C

           SCHEDULE OF MANDATORY ADDITIONAL CAPITAL CONTRIBUTIONS

                               (See attached)





                                 EXHIBIT D

                               BUSINESS PLAN

                               (See attached)

                                   * * *

[eight pages omitted pursuant to confidential treatment request]





                                 EXHIBIT E

                   APPRAISED FAIR MARKET VALUE PROCEDURE

                                   * * *




                                 EXHIBIT F

                             ROLL-UP PROCEDURE


         In the event PEI proposes to sell or otherwise dispose of all or any portion of the shares of PEGI or of any Affiliate of PEGI or PEI who is then a Member of the Company (the "PEGI Entity"), whether such shares are outstanding or newly issued, pursuant to any initial public offering, a spin-off or other distribution of such shares (each, an "IPO"), VSI may elect to require that PEI and/or such PEGI Entity cause the Company to be "rolled up" into such IPO pursuant to the following mechanism:

                                   * * *

[two pages omitted pursuant to confidential treatment request]